SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.)
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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to § 240.14a-12
Vera Therapeutics, Inc.
(Name of Registrant as Specified In Its Charter)
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VERA THERAPEUTICS, INC.
8000 Marina Boulevard, Suite 120
Brisbane, California 94005

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 24, 2022
Dear Stockholder:
You are cordially invited to attend the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of Vera Therapeutics, Inc., a Delaware corporation (the “Company”). The Annual Meeting will be held on Tuesday, May 24, 2022, at 10:30 a.m. (Pacific Time). In light of public health concerns regarding the COVID-19 pandemic, to protect the health and safety of our stockholders and employees and facilitate stockholder participation in the Annual Meeting, this year, the Annual Meeting will be held through a live webcast at www.virtualshareholdermeeting.com/VERA2022. You will not be able to attend the meeting in person. The Annual Meeting is being held for the following purposes:
1.	To elect the three Class I directors named herein to hold office until the Company’s 2025 annual meeting of stockholders.
2.	To ratify the selection by the Audit Committee of the Board of Directors of KPMG LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2022.
3.	To conduct any other business properly brought before the Annual Meeting.
These items of business are more fully described in the Proxy Statement accompanying this Notice.
You will be able to attend the Annual Meeting, submit questions and vote during the live webcast by visiting www.virtualshareholdermeeting.com/VERA2022 and entering the 16-digit Control Number included in your Notice of Internet Availability, voting instruction form, or in the instructions that you received via email. Please refer to the additional logistical details and recommendations in the accompanying proxy statement. You may log-in beginning at 10:15 a.m. (Pacific Time) on Tuesday, May 24, 2022.
The record date for the Annual Meeting is March 29, 2022. Only holders of record of our Class A common stock at the close of business on that date may vote at the Annual Meeting or any adjournment thereof.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on
Tuesday, May 24, 2022 at www.virtualshareholdermeeting.com/VERA2022.

The proxy statement and annual report to stockholders
are available at www.proxyvote.com.
By Order of the Board of Directors

Marshall Fordyce, M.D.
President and Chief Executive Officer
Brisbane, California
April 14, 2022
Please complete, date, sign and return the proxy mailed to you, or vote over the telephone or the internet as instructed in these materials, as promptly as possible in order to ensure your representation at the Annual Meeting. Please note, however, that if your shares of Class A common stock are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from that record holder.

VERA THERAPEUTICS, INC.
8000 Marina Boulevard, Suite 120
Brisbane, California 94005
PROXY STATEMENT
FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 24, 2022
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why did I receive a notice regarding the availability of proxy materials on the internet?
Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Board of Directors (the “Board”) of Vera Therapeutics, Inc. (sometimes referred to as “we,” “us,” “our,” or the “Company”) is soliciting your proxy to vote at the 2022 Annual Meeting of Stockholders (the “Annual Meeting”), including at any adjournments or postponements of the Annual Meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.
We intend to mail the Notice on or about April 14, 2022 to all stockholders of record entitled to vote at the Annual Meeting.
Will I receive any other proxy materials by mail?
We may send you a proxy card, along with a second Notice, on or after April 24, 2022.
How do I attend the Annual Meeting?
In light of public health concerns regarding the COVID-19 pandemic, to protect the health and safety of our stockholders and employees and facilitate stockholder participation in the Annual Meeting, the Annual Meeting will be held through a live webcast at www.virtualshareholdermeeting.com/VERA2022. You will not be able to attend the Annual Meeting in person. If you attend the Annual Meeting online, you will be able to vote and submit questions, at www.virtualshareholdermeeting.com/VERA2022.
You are entitled to attend the Annual Meeting if you were a holder of Class A common stock as of the close of business on March 29, 2022 (the “Record Date”) or hold a valid proxy for the meeting. To be admitted to the Annual Meeting, you will need to visit www.virtualshareholdermeeting.com/VERA2022 and enter the 16-digit Control Number found next to the label “Control Number” on your Notice of Internet Availability, proxy card or voting instruction form, or in the email sending you the Proxy Statement. If you are a beneficial stockholder, you should contact the bank, broker or other institution where you hold your account well in advance of the meeting if you have questions about obtaining your control number/ proxy to vote.
Whether or not you participate in the Annual Meeting, it is important that you vote your shares of Class A common stock.
We encourage you to access the Annual Meeting before it begins. Online check-in will start approximately 15 minutes before the meeting on May 24, 2022.
What if I cannot find my Control Number?
Please note that if you do not have your Control Number and you are a registered stockholder, you will be able to login as a guest. To view the meeting webcast visit www.virtualshareholdermeeting.com/VERA2022 and register as a guest. If you login as a guest, you will not be able to vote your shares or ask questions during the Annual Meeting.
If you are a beneficial owner (that is, you hold your shares of Class A common stock in an account at a bank, broker or other holder of record), you will need to contact that bank, broker or other holder of record to obtain your Control Number prior to the Annual Meeting.

Will a list of record stockholders as of the Record Date be available?
A list of our record stockholders as of the close of business on the Record Date will be made available to stockholders during the meeting at www.virtualshareholdermeeting.com/VERA2022. In addition, for the ten days prior to the Annual Meeting, the list will be available for examination by appointment by any stockholder of record for a legally valid purpose at our corporate headquarters during regular business hours. To schedule an appointment to access the list of record stockholders beginning May 14, 2022 and until the Annual Meeting, stockholders should email ir@veratx.com.
Who can vote at the Annual Meeting?
Only holders of Class A common stock of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting. On this Record Date, there were 26,756,235 shares of Class A common stock outstanding and entitled to vote. Shares of Class B common stock are non-voting, except as may be required by law. As a result, holders of Class B common stock are not entitled to vote such shares at the Annual Meeting.
Stockholder of Record: Shares Registered in Your Name
If on the Record Date your shares of Class A common stock were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. We urge you to fill out and return the proxy card that may be mailed to you or vote by proxy over the telephone or on the internet as instructed below to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If on the Record Date your shares of Class A common stock were held, not in your name, but rather in an account at a brokerage firm, bank or other similar organization, then you are the beneficial owner of shares of Class A common stock held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent regarding how to vote the shares of Class A common stock in your account.
What am I voting on?
There are two matters scheduled for a vote:
•	Proposal 1: To elect the three Class I directors named herein to hold office until the Company’s 2025 annual meeting of stockholders.
•
Proposal 2: To ratify the selection by the Audit Committee of the Board (the “Audit Committee”) of KPMG LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2022.

What if another matter is properly brought before the meeting?
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.
How do I vote?
You may either vote “For” or “Withhold” your vote for each nominee to the Board. For the other matter to be voted on, you may vote “For” or “Against” or abstain from voting.
The procedures for voting are fairly simple:
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote using the following mechanisms:

•
To vote during the Annual Meeting, if you are a Class A common stockholder of record as of the Record Date, follow the instructions at www.virtualshareholdermeeting.com/VERA2022. You will need to enter the 16-digit Control Number found on your Notice of Internet Availability, or notice you receive or in the email sending you the Proxy Statement.

•
To vote prior to the Annual Meeting (until 11:59 p.m. (Eastern Time) on May 23, 2022), you may vote via the Internet at www.proxyvote.com; by telephone; or by completing and returning your proxy card or voting instruction form, as described below.

•
To vote using the proxy card, simply complete, sign and date the proxy card that may be delivered and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares of Class A common stock as you direct.

•
To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and Control Number from the Notice. Your telephone vote must be received by 11:59 p.m. (Eastern Time) on May 23, 2022 to be counted.

•
To vote through the internet prior to the meeting, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and Control Number from the Notice. Your internet vote must be received by 11:59 p.m. (Eastern Time) on May 23, 2022 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner of shares of Class A common stock registered in the name of your broker, bank or other agent, you should have received a Notice containing voting instructions from that organization rather than from the Company. To vote prior to the meeting, simply follow the voting instructions in the Notice to ensure that your vote is counted. You may access and vote at the meeting by logging in with your Control Number on your voting instruction form at www.virtualshareholdermeeting.com/VERA2022. However, because you are not the stockholder of record, you may not vote your shares of Class A common stock at the meeting unless you request and obtain a valid proxy from your broker, bank or other agent.
Internet proxy voting may be provided to allow you to vote your shares of Class A common stock online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access.
How many votes do I have?
On each matter to be voted upon, you are entitled to one vote for each share of Class A common stock you own as of the Record Date.
If I am a Class A stockholder of record and I do not vote, or if I return a proxy card or otherwise vote without giving specific voting instructions, what happens?
If you are a Class A stockholder of record and do not vote by completing your proxy card, by telephone, through the internet or online at the Annual Meeting, your shares of Class A common stock will not be voted.
If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares of Class A common stock will be voted, as applicable, “For” the election of all three nominees for director and “For” the ratification of the selection by the Audit Committee of KPMG LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2022. If any other matter is properly presented at the Annual Meeting, your proxy holder (one of the individuals named on your proxy card) will vote your shares of Class A common stock using his or her best judgment.
If I am a beneficial owner of shares of Class A common stock held in street name and I do not provide my broker or bank with voting instructions, what happens?
If you are a beneficial owner of shares of Class A common stock held in street name and you do not instruct your broker, bank or other agent how to vote your shares, your broker, bank or other agent may still be able to vote your shares of Class A common stock in its discretion. In this regard, under the rules of the New York Stock Exchange

(“NYSE”), brokers, banks and other securities intermediaries that are subject to NYSE rules may use their discretion to vote your “uninstructed” shares of Class A common stock with respect to matters considered to be “routine” under NYSE rules, but not with respect to “non-routine” matters. In this regard, Proposal 1 is considered to be “non-routine” under NYSE rules, meaning that your broker may not vote your shares of Class A common stock on those proposals in the absence of your voting instructions. However, Proposal 2 is considered to be a “routine” matter under NYSE rules meaning that if you do not return voting instructions to your broker by its deadline, your shares of Class A common stock may be voted by your broker in its discretion on Proposal 2.
If you a beneficial owner of shares held in street name, in order to ensure your shares of Class A common stock are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.
Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
What does it mean if I receive more than one Notice?
If you receive more than one Notice, your shares of Class A common stock may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares of Class A common stock are voted.
Can I change my vote after submitting my proxy?
Stockholder of Record: Shares Registered in Your Name
Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares of Class A common stock, you may revoke your proxy in any one of the following ways:
•	You may submit another properly completed proxy card with a later date.
•	You may grant a subsequent proxy by telephone or through the internet.
•	You may send a timely written notice that you are revoking your proxy to 8000 Marina Boulevard, Suite 120 Brisbane, California 94005, Attention: Corporate Secretary.
•	You may attend the Annual Meeting and vote online. Simply attending the Annual Meeting will not, by itself, revoke your proxy.
Your most current proxy card or telephone or internet proxy is the one that is counted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If your shares of Class A common stock are held by your broker, bank or other agent, you should follow the instructions provided by your broker, bank or other agent.
When are stockholder proposals and director nominations due for next year’s annual meeting?
To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 15, 2022 to 8000 Marina Boulevard, Suite 120, Brisbane, California 94005. If you wish to submit a proposal (including a director nomination) at the meeting that is not to be included in next year’s proxy materials, you must do so between January 24, 2023 and February 23, 2023. You are also advised to review the Company’s amended and restated bylaws, which contain additional requirements relating to advance notice of stockholder proposals and director nominations. The timely submission of a proposal (including a director nomination) does not guarantee its inclusion in the Company’s proxy materials.
How are votes counted?
Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count, for the proposal to elect directors, votes “For,” “Withhold” and broker non-votes; and, for the proposal to ratify the Audit Committee’s selection of KPMG LLP as our independent public accounting firm for the fiscal year ending

December 31, 2022, votes “For” and “Against,” abstentions and, if applicable, broker non-votes. Abstentions will have no effect on Proposal 1. Broker non-votes and abstentions will be counted towards the presence of a quorum but will not be counted towards the vote total for any proposal.
What are “broker non-votes”?
As discussed above, when a beneficial owner of shares held in street name does not give voting instructions to his or her broker, bank or other securities intermediary holding his or her shares as to how to vote on matters deemed to be “non-routine” under NYSE rules, the broker, bank or other such agent cannot vote the shares. These un-voted shares are counted as “broker non-votes.” Proposal 1 is considered to be “non-routine” under NYSE rules and we therefore expect broker non-votes to exist in connection with this proposal.
As a reminder, if you are a beneficial owner of shares held in street name, in order to ensure your shares of Class A common stock are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.
How many votes are needed to approve each proposal?
For Proposal 1, the election of directors, the three nominees receiving the most “For” votes from the holders of shares of Class A common stock present virtually or represented by proxy and entitled to vote on the election of directors will be elected. Only votes “For” will affect the outcome.
For Proposal 2, ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year ending December 31, 2022, must receive “For” votes from the holders of a majority of shares of Class A common stock present virtually or represented by proxy and voting affirmatively or negatively on the matter. This proposal is considered to be a “routine” matter under NYSE rules. Accordingly, if you hold your shares of Class A common stock in street name and do not provide voting instructions to your broker, bank or other agent that holds your shares, your broker, bank or other agent has discretionary authority under NYSE rules to vote your shares on this proposal.
What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding a majority of the outstanding shares of Class A common stock entitled to vote are present at the Annual Meeting virtually or represented by proxy. On the Record Date, there were 26,756,235 shares of Class A common stock outstanding and entitled to vote. Thus, the holders of at least 13,378,118 shares of Class A common stock must be present virtually or represented by proxy at the Annual Meeting to have a quorum.
Your shares of Class A common stock will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote online at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chair of the Annual Meeting or the holders of a majority of the shares of Class A common stock present virtually at the Annual Meeting or represented by proxy may adjourn the meeting to another date.
How can I find out the results of the voting at the Annual Meeting?
Preliminary voting results are expected to be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL 1
ELECTION OF DIRECTORS
The Board is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified or until such director’s earlier death, resignation or removal.
The Board currently has eight members. The current directors are Marshall Fordyce, M.D., Beth Seidenberg, M.D., Andrew Cheng, M.D., Ph.D., Scott Morrison, Maha Katabi, Ph.D., Kurt von Emster, Kimball Hall, and Patrick Enright. Mr. von Emster has notified the Board that he intends to resign effective on the date of the Annual Meeting. Additionally, it is anticipated that Michael Morrissey, Ph.D., will be appointed to the Board effective as of the date of the Annual Meeting, such that the Board will continue to be composed of eight members.
There are three directors in the class whose term of office expires in 2022: Marshall Fordyce, M.D., Beth Seidenberg, M.D., and Kimball Hall. Each is currently a director of the Company. If elected at the Annual Meeting, each of these nominees would serve until the Company’s 2025 annual meeting of stockholders and until the director’s successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. It is the Company’s policy to invite directors and nominees for director to attend the Annual Meeting.
Directors are elected at the Annual Meeting by a plurality of the votes of the holders of shares of Class A common stock present virtually or represented by proxy and entitled to vote on the election of directors. Accordingly, the three nominees receiving the highest number of affirmative votes will be elected. Each person nominated for election has agreed to serve if elected. The Company’s management has no reason to believe that any nominee will be unable to serve.
The Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”) seeks to assemble a board that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct the Company’s business. To that end, the Nominating Committee has identified and evaluated nominees in the broader context of the Board’s overall composition, with the goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities that the Nominating Committee views as critical to effective functioning of the Board. To provide a mix of experience and perspective on the Board, the Nominating Committee also takes into account geographic, gender, age, and ethnic diversity. The brief biographies below include information, as of the date of this Proxy Statement, regarding the specific and particular experience, qualifications, attributes or skills of each director or nominee that led the Nominating Committee to believe that that nominee should continue to serve on the Board. However, each of the members of the Committee may have a variety of reasons why he or she believes a particular person would be an appropriate nominee for the Board, and these views may differ from the views of other members. The following is a brief biography as of the Record Date of each nominee and each director whose term will continue after the Annual Meeting.
Nominees for Election for a Three-year Term Expiring at the Company’s 2025 Annual Meeting of Stockholders
Marshall Fordyce, M.D., 48, is our founder and has served as our President and Chief Executive Officer and as a member of our Board since May 2016. From April 2011 to July 2016, Dr. Fordyce held a number of senior leadership roles at Gilead Sciences, Inc. (“Gilead”), a biotechnology company, including Director of Clinical Research and Senior Director of Clinical Research, where he was responsible for leading teams in clinical translation, development and commercialization of new treatments. In April 2012, Dr. Fordyce joined the Albert and Mary Lasker Foundation, a foundation supporting biomedical research, as a non-executive director and continues in that role. Dr. Fordyce received a B.A. in medical anthropology from Harvard University and an M.D. from Harvard Medical School. Our Board and Nominating Committee believes that Dr. Fordyce is qualified to serve on our Board due to his extensive experience in the biotechnology industry in senior leadership roles, as well as the perspective and experience he brings as our President and Chief Executive Officer.
Beth Seidenberg, M.D., 65, has served as a member of our Board since June 2016. Dr. Seidenberg is a founding Managing Director of Westlake Village BioPartners, a venture capital firm, a position she has held since September 2018. Dr. Seidenberg has been a Partner at Kleiner Perkins, a venture capital firm, since May 2005, where she primarily focuses on life sciences investing. Prior to joining Kleiner Perkins, Dr. Seidenberg was the Senior Vice President, Head of Global Development and Chief Medical Officer at Amgen, a biotechnology company. In addition, Dr. Seidenberg was a senior executive in research and development at Bristol Myers Squibb Company, a biopharmaceutical company, and Merck & Co., Inc. Dr. Seidenberg has served on the board of directors of Atara Biotherapeutics, Inc. since August 2012. Dr. Seidenberg has served on the board of directors of Progyny, Inc. since May 2010. From February 2008 until September 2019 she served on the board of directors of Epizyme, Inc., from June 2011 to February 2019 she served on the board of directors of Tesaro, Inc., and from December 2012 to June 2018 she served on the board of directors of ARMO BioSciences, Inc. Dr. Seidenberg received a B.S. from Barnard College and an M.D. from the University of Miami School of Medicine and completed her post-graduate training at the Johns Hopkins University, George Washington University and the National Institutes of Health. Our Board and Nominating Committee believes that Dr. Seidenberg is qualified to serve on our Board because of her extensive experience in the life sciences industry as a senior executive and venture capitalist, as well as her training as a physician.
Kimball Hall, 56, has served on our Board since December 2021. Since December 2020, Ms. Hall has served as President and Chief Operating Officer of Abzena Holdings (US), LLC, a privately owned Contract Development and Manufacturing Organization. She also serves as a member of Abzena’s board of directors and first joined as Chief Operating Officer in October 2019. Since January 2016, prior to joining Abzena, Ms. Hall held several executive positions at Genentech, Inc., a member of the Roche family. She served as a member of the Genentech Executive Committee and was Senior Vice President, Global Head of Drug Substance Manufacturing. Prior to joining Genentech, Ms. Hall spent 16 years at Amgen, a biotechnology company. Ms. Hall received a B.S. in microbiology from the University of Washington. Our Board and Nominating Committee believes that Ms. Hall is qualified to serve on our Board given her extensive experience as an executive in the pharmaceutical and biotechnology sectors.
THE BOARD RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE.
Directors Continuing in Office Until the Company’s 2023 Annual Meeting of Stockholders
Michael M. Morrissey, Ph.D., 61, is expected to be appointed to the Board effective on the date of the Annual Meeting. Dr. Morrissey is a director, President and Chief Executive Officer of Exelixis, Inc. (“Exelixis”) and has held positions of increasing responsibility at Exelixis since he joined the company in February 2000, including serving as President of Research and Development from January 2007 until July 2010. From 1991 to 2000, Dr. Morrissey held several positions at Berlex Biosciences, last holding the position of Vice President, Discovery Research. Earlier in his career, Dr. Morrissey served as a Senior Scientist and Project Team Leader in Medicinal Chemistry at CIBA-Geigy Corporation. Since 2020, Dr. Morrissey has served as a member of the board of directors of XWPharma Incorporated, a privately held, clinical-stage biopharmaceutical company dedicated to the discovery and development of therapeutics that apply novel platform chemistry to time-regulated neurobiology. He is the author of numerous scientific publications in medicinal chemistry and drug discovery and an inventor on 70 issued U.S. patents and 25 additional published U.S. patent applications. Dr. Morrissey holds a B.S. (Honors) in Chemistry from the University of Wisconsin and a Ph.D. in Chemistry from Harvard University.
Maha Katabi, Ph.D., 48, has served as a member of our Board since October 2020. Dr. Katabi is a General Partner at Sofinnova Investments, a venture capital firm, since March 2020. She joined Sofinnova as a Partner in April 2019. Prior to joining Sofinnova, Dr. Katabi was a founding Managing Partner at Oxalis Capital, a venture capital firm, from August 2018 until April 2019. From September 2008 until January 2018, Dr. Katabi was a Partner, Private Equity at Sectoral Asset Management, an investment advisor exclusively focused on the global healthcare sector. She was the portfolio manager of a family of funds investing in small cap and private biotech companies. She held these positions since July 2012, and joined Sectoral in 2008 as Investment Manager. Prior to joining Sectoral in 2008, Dr. Katabi was a Vice President at Ventures West from 2004 to 2008, where she focused on early-stage venture investments in the life sciences industry. She started her venture capital career in 1999 with T2C2 Capital Bio, a seed fund focused on university start-ups. Dr. Katabi has served as a member of the board of directors of several private companies, and currently serves as a director of Aerovate Therapeutics, Inc. (NASDAQ: AVTE), Quanta Therapeutics, Inc., and Sofinnova Investments, Inc. She received a Ph.D. in Pharmacology in 1999 at McGill University and her CFA charter in 2011. Our Board and Nominating Committee believes that Dr. Katabi is qualified to serve on our Board due to her experience as a biopharmaceutical and biotechnology public and private company investor.

Patrick G. Enright, 60, has served on our Board since October 2020. Mr. Enright co-founded Longitude Capital, a healthcare venture capital firm, where he has served as a Managing Director since 2007. Previously, Mr. Enright was a Managing Director of Pequot Ventures, where he co-led the life sciences investment practice. Mr. Enright currently serves on the boards of directors of Aptinyx Inc. (APTX), Jazz Pharmaceuticals PLC (JAZZ) and other privately held healthcare companies, as well as the National Venture Capital Association (NVCA). Mr. Enright previously served on the boards of directors of over twenty companies, including Aimmune Therapeutics, Inc. (AIMT, acquired by Nestlé) and Vaxcyte, Inc. (PCVX). Mr. Enright received a B.S. in Biological Sciences from Stanford University and an M.B.A. from the Wharton School of the University of Pennsylvania. Our Board and Nominating Committee believes that Mr. Enright is qualified to serve on our Board due to his experience serving on the board of directors of clinical-stage biotechnology companies and his investment experience in the life sciences industry.
Directors Continuing in Office Until the Company’s 2024 Annual Meeting of Stockholders
Andrew Cheng, M.D., Ph.D., 55, has served as a member of our Board since May 2017. Dr. Cheng has served as the President and Chief Executive Officer, as well as a director, of Akero Therapeutics, Inc., a biotechnology company, since September 2018. In August 2019, Dr. Cheng joined Arbutus Biopharma Corporation, a biopharmaceutical company, as a non-executive director and continues in that role. Before joining Akero, Dr. Cheng was at Gilead, a biotechnology company, as Chief Medical Officer from March 2018 to September 2018, Executive Vice President from February 2015 to September 2018, and Senior Vice President from February 2009 to February 2015. From April 2018 to November 2018, Dr. Cheng served on the board of directors of Syntimmune, Inc., a biotechnology company, which was acquired by Alexion Pharmaceuticals Inc. Dr. Cheng holds a B.A. in biology from the Johns Hopkins University and an M.D. and Ph.D. in cellular and molecular biology from Columbia University College of Physicians and Surgeons. He completed his internal medicine residency at UCLA and was board certified in internal medicine. Our Board and Nominating Committee believes that Dr. Cheng is qualified to serve as a member of our Board due to his extensive experience in clinical development across multiple therapeutic areas.
Scott Morrison, 64, has served on our Board since April 2020. From 1996 to December 2015, Mr. Morrison was a partner with Ernst & Young LLP, a public accounting firm, where he also served as U.S. Life Sciences Leader from 2002 to December 2015. Mr. Morrison has served on the board of directors of Corvus Pharmaceuticals Inc., a biopharmaceutical company, since December 2015, IDEAYA Biosciences, Inc., a biotechnology company, since July 2018, Audentes Therapeutics, Inc., a biotechnology company, from December 2015 through its sale to Astellas Pharma Inc. on January 15, 2021, Global Blood Therapeutics, Inc., a biopharmaceutical company, since December 2015, Escape Bio, Inc., a biotechnology company, since October 2020, and Zai Lab Limited, a biotechnology company, since October 2021. Mr. Morrison has also held roles on the boards of directors of numerous other life sciences industry organizations. Mr. Morrison has previously served on the boards of directors of the Life Sciences Foundation, the California Life Sciences Association, the Biotech Institute and the Emerging Companies Section of the Biotechnology Innovation Organization. He holds a B.S. in Business Administration from the University of California, Berkeley and is a certified public accountant (inactive). Our Board and Nominating Committee believes that Mr. Morrison’s 40 years of experience serving life sciences companies and in public accounting as well as many years of governance experience qualifies him to serve on our Board.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
INDEPENDENCE OF THE BOARD OF DIRECTORS
As required under the Nasdaq Stock Market (“Nasdaq”) listing rules, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in the Nasdaq listing rules, as in effect from time to time.
Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board has affirmatively determined that the following seven directors are independent directors within the meaning of the applicable Nasdaq listing rules: Drs. Cheng, Seidenberg, Morrissey and Katabi, Messrs. Enright, and Morrison and Ms. Hall. In making this determination, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with the Company.
In accordance with the Nasdaq listing rules, the members of the Board have self-identified a number of attributes related to their diversity. The following is a matrix showing the makeup of those self-reported attributes:
Board Diversity Matrix (As of the Record Date)
Total Number of Directors	8
	Female	Male(1)	Non- Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	5	—	—
Part II: Demographic Background
African American or Black	—	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	1	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	3	4	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—
Did Not Disclose Demographic Background	—
(1)	The information presented is as of the Record Date and therefore includes Mr. von Emster and excludes Dr. Morrissey.
BOARD LEADERSHIP STRUCTURE
The Board is currently chaired by Mr. von Emster. Effective on the date of the Annual Meeting, it is expected that Mr. von Emster will resign from the Board and Dr. Morrissey will be appointed as chair of the Board. The Board Chair has authority, among other things, to call and preside over Board meetings, to set meeting agendas and to determine materials to be distributed to the Board. Accordingly, the Board Chair has substantial ability to shape the work of the Board. The Company believes that separation of the positions of Board Chair and Chief Executive Officer reinforces the independence of the Board in its oversight of the business and affairs of the Company. In addition, we have a separate Chair for each committee of the Board. The Chair of each committee reports periodically to the Board on the activities of their committee in fulfilling their responsibilities as detailed in their respective charters.
ROLE OF THE BOARD IN RISK OVERSIGHT
One of the Board’s key functions is informed oversight of the Company’s risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, the Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company. The Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. Audit committee responsibilities also include oversight of cybersecurity risk management. The Nominating Committee monitors the effectiveness of our corporate governance guidelines. The Compensation Committee of the Board (the “Compensation Committee”) assesses and monitors our practices and policies of employee compensation as they relate to risk management and risk-taking incentives.
MEETINGS OF THE BOARD OF DIRECTORS
The Board met five times during 2021. Each Board member attended at least 75% of the aggregate number of meetings of the Board and of the committees on which they served, held during the portion of 2021 for which they were directors or committee members, respectively.
As required under applicable Nasdaq listing rules, in 2021, the Company’s independent directors met five times in regularly scheduled executive sessions at which only independent directors were present.
INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS
The Board has three committees: the Audit Committee, Compensation Committee, and Nominating Committee. The following table provides membership and meeting information for 2021 for each of the Board committees:
Name	Audit	Compensation	Nominating and Corporate Governance
Marshall Fordyce, M.D.
Kurt von Emster, C.F.A.	X		X*
Andrew Cheng, M.D., Ph.D.		X	X
Beth Seidenberg, M.D.	X
Maha Katabi, Ph.D., C.F.A.		X	X
Patrick Enright		X*
Scott Morrison	X*
Kimball Hall
Total meetings in 2021	4	5	1
*	Committee Chair
Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board has determined that each member of each committee meets the applicable Nasdaq rules and regulations regarding “independence” and each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.
Below is a description of each committee of the Board.
Audit Committee
The Audit Committee was established by the Board in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements. The primary purpose of the Audit Committee is to discharge the responsibilities of the Board with respect to our corporate accounting and financial reporting processes, systems of internal control and financial-statement audits, and to oversee our independent registered accounting firm. Specific responsibilities of the Audit Committee include:
•	helping the Board oversee our corporate accounting and financial reporting processes;
•	managing the selection, engagement, qualifications, independence and performance of a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

•
discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, our interim and year-end operating results;

•	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;
•	monitoring and assessing, and overseeing the reporting of, any material cybersecurity breaches and associated risks;
•	reviewing related person transactions;
•
obtaining and reviewing a report by the independent registered public accounting firm at least annually, that describes our internal quality control procedures, any material issues with such procedures, and any steps taken to deal with such issues when required by applicable law; and

•	approving, or, as permitted, pre-approving, audit and permissible non-audit services to be performed by the independent registered public accounting firm.
The Audit Committee is composed of three directors: Mr. Morrison, Mr. von Emster and Dr. Seidenberg. Effective on the date of the Annual Meeting, it is expected that Mr. von Emster will resign from the Board and Dr. Morrissey will be appointed to the Audit Committee. The Audit Committee met four times during 2021. The Board has adopted a written Audit Committee charter that is available to stockholders on the Company’s website at https://ir.veratx.com/corporate-governance/governance-highlights. The information on our website is not incorporated by reference into this Proxy Statement or our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on March 28, 2022 (the “Annual Report”).
The Board reviews the Nasdaq listing rules definition of independence for Audit Committee members on an annual basis and has determined that all members of the Audit Committee are independent, including Dr. Morrissey (as independence is currently defined in Rule 5605(c)(2)(A)(i) and (ii) of the Nasdaq listing rules).
The Board has also determined that Mr. Morrison qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. In making this determination, the Board made a qualitative assessment of Mr. Morrison’s level of knowledge and experience based on a number of factors, including his formal education and experience as a partner for Ernst & Young LLP, a public accounting firm.
Report of the Audit Committee of the Board*
The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2021 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board that the audited financial statements be included in the Annual Report.
Scott Morrison
Kurt von Emster
Beth Seidenberg M.D.
Compensation Committee
The Compensation Committee is composed of three directors: Mr. Enright, Dr. Katabi, and Dr. Cheng. All members of the Compensation Committee are independent (as independence is currently defined in Rule 5605(d)(2) of the NASDAQ listing rules). The Compensation Committee met five times during 2021. The Board has adopted a written Compensation Committee charter that is available to stockholders on the Company’s website at https://ir.veratx.com/corporate-governance/governance-highlights. The information on our website is not incorporated by reference into this Proxy Statement or the Annual Report.
*
The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

The primary purpose of the Compensation Committee is to discharge the responsibilities of the Board in overseeing our compensation policies, plans and programs and to review and determine the compensation to be paid to our executive officers, directors and other senior management, as appropriate. Specific responsibilities of the Compensation Committee include:
•
reviewing and approving the compensation of our Chief Executive Officer, other executive officers and senior management, and overseeing the development and performance of our officers and our succession planning;

•	reviewing and recommending to our Board the compensation paid to our directors;
•	reviewing employee diversity and inclusion initiatives;
•	reviewing and approving the compensation arrangements with our executive officers and other senior management;
•	administering our equity incentive plans and other benefit programs;
•
reviewing, adopting, amending and terminating, incentive compensation and equity plans, severance agreements, profit sharing plans, bonus plans and any other compensatory arrangements for our executive officers and other senior management;

•	reviewing, evaluating and recommending to our Board succession plans for our executive officers; and
•	reviewing and establishing general policies relating to compensation and benefits of our employees.
Compensation Committee Processes and Procedures
Typically, the Compensation Committee meets at least quarterly and with greater frequency if necessary. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. Our Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company. In addition, under the charter, the Compensation Committee has the authority to obtain, at the expense of the Company, advice and assistance from legal, accounting or other outside advisors (including compensation consultants) that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the oversight of the work of any consultants or advisers engaged for the purpose of advising the Committee.
During 2021, after taking into consideration the six factors prescribed by the SEC and Nasdaq that bear upon an adviser’s independence, the Compensation Committee engaged Radford/Aon (“Radford”) as compensation consultant. As part of its engagement, Radford was requested by the Compensation Committee to develop a comparative group of companies and to perform analyses of competitive performance and compensation levels for that group for purposes of developing recommendations that were presented to the Compensation Committee for its consideration.
Typically, the Compensation Committee makes most of the significant adjustments to annual compensation, determines bonus and equity awards and establishes new performance objectives at one or more meetings held during the first quarter of the year. However, the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of the Company’s compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. Generally, the Compensation Committee’s process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. For executives other than our Chief Executive Officer, the Compensation Committee takes into account the results of any recent Compensation Committee review of officer performance, and evaluates their individual performance, taking into account the recommendations and evaluation of the Chief Executive Officer to the extent the Compensation Committee deems appropriate.
In the case of our Chief Executive Officer, the evaluation of his performance is conducted by the Compensation Committee, which determines any adjustments to his compensation as well as awards to be granted. For all executives and directors as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels and recommendations of the Compensation Committee’s compensation consultant, including analyses of executive and director compensation paid at other companies identified by the consultant.
Nominating and Corporate Governance Committee
The Nominating Committee is responsible for identifying, reviewing and evaluating candidates to serve as directors of the Company, reviewing and evaluating incumbent directors, recommending to the Board for selecting candidates for election to the Board, making recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of the Board, and reviewing and making recommendations regarding corporate governance matters. Specific responsibilities of our Nominating Committee include:
•	identifying and evaluating candidates, including the nomination of incumbent directors for reelection and nominees recommended by stockholders, to serve on the Board;
•	considering and making recommendations to the Board regarding the composition and chairmanship of the committees of the Board;
•	instituting plans or programs for the continuing education of our Board and orientation of new directors;
•	developing and making recommendations to our Board regarding corporate governance guidelines and matters; and
•	overseeing periodic evaluations of Board performance, including committees of the Board and management.
The Nominating Committee is composed of three directors: Mr. von Emster, Dr. Katabi, and Dr. Cheng. Effective on the date of the Annual Meeting, it is expected that Mr. von Emster will resign from the Board and Dr. Morrissey will be appointed to the Nominating Committee. All members of the Nominating Committee are independent, including Dr. Morrissey (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing rules). The Nominating Committee met one time during 2021. The Board has adopted a written Nominating Committee charter that is available to stockholders on the Company’s website at https://ir.veratx.com/corporate-governance/governance-highlights. The information on our website is not incorporated by reference into this Proxy Statement or the Annual Report.
The Nominating Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. However, the Nominating Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Nominating Committee typically considers diversity (including gender, racial and ethnic diversity), age, skills and such other factors as it deems appropriate, given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability.
The Nominating Committee appreciates the value of thoughtful Board refreshment, and seeks to identify and consider qualities, skills and other director attributes that would enhance the composition of the Board. In the case of incumbent directors whose terms of office are set to expire, the Nominating Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. The Committee also takes into account the results of the Board’s self-evaluation, conducted annually on a group and individual basis. In the case of new director candidates, the Nominating Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing rules, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.
The Nominating Committee will consider director candidates recommended by stockholders. The Nominating Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating Committee no later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting at 8000 Marina Boulevard, Suite 120, Brisbane, California 94005 Attention: Corporate Secretary. Submissions must include, among other things, (i) the name, age, business address and residence address of such nominee; (ii) the principal occupation or employment of such nominee; (iii) the class and series and number of shares of each class and series of capital stock of the Company that are owned of record and beneficially by such nominee; (iv) the date or dates on which such shares were acquired and the investment intent of such acquisition; and (v) such other information concerning such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved and whether or not proxies are being or will be solicited), or that is otherwise required to be disclosed pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.
STOCKHOLDER COMMUNICATIONS WITH THE BOARD
The Board has adopted a formal process by which stockholders may communicate with the Board or any of its directors. Stockholders who wish to communicate with the Board may do so by sending written communications addressed to 8000 Marina Boulevard, Suite 120, Brisbane, California 94005 Attention: Secretary. All communications will be compiled by the Secretary of the Company and submitted to the Board or the individual directors on a periodic basis.
These communications will be reviewed by the Secretary of the Company, who will determine whether the communication should be presented to the Board. The purpose of this screening is to allow the Board to avoid having to consider irrelevant or inappropriate communications (such as advertisements, solicitations and hostile communications). The screening procedures have been approved by a majority of the independent directors.
CODE OF BUSINESS CONDUCT AND ETHICS
We maintain a Code of Business Conduct and Ethics that applies to all our employees, officers and directors. This includes our principal executive officer, principal financial officer and principal accounting officer or controller, or persons performing similar functions. The full text of our Code of Business Conduct and Ethics is posted on our website at https://ir.veratx.com/corporate-governance/governance-highlights. The information on our website is not incorporated by reference into this Proxy Statement or the Annual Report. We intend to disclose on our website any future amendments of our Code of Business Conduct and Ethics or waivers that exempt any principal executive officer, principal financial officer, principal accounting officer or controller, persons performing similar functions or our directors from provisions in the Code of Business Conduct and Ethics.
PROHIBITION ON SPECULATIVE TRADING*
Under the terms of our insider trading policy, none of our officers, directors, other employees or consultants may engage in short sales, transactions in put or call options, hedging transactions or other inherently speculative transactions with respect to our capital stock at any time. In addition, none of our officers, directors, other employees or consultants may margin, or make any offer to margin, or otherwise pledge as security, any of our capital stock, including without limitation, borrowing against such stock, at any time.
*
The disclosure under the caption “Prohibition on Speculative Trading” is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

PROPOSAL 2
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has selected KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022 and has further directed that the Board submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. KPMG LLP has audited the Company’s financial statements since 2018. Representatives of KPMG LLP are expected to be present virtually at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither the Company’s amended and restated bylaws nor other governing documents or law require stockholder ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm. However, the Audit Committee is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.
The affirmative vote of the holders of a majority of the shares of Class A common stock present virtually or represented by proxy and entitled to vote on the matter at the Annual Meeting will be required to ratify the selection of KPMG LLP.
PRINCIPAL ACCOUNTANT FEES AND SERVICES
The following table represents aggregate fees billed by KPMG LLP for the fiscal years ended December 31, 2021 and 2020.
	Fiscal Year Ended December 31, 2021	Fiscal Year Ended December 31, 2020
	(in thousands)
Audit Fees	$738,000	$902,000
Audit-related Fees	$—	$—
Tax Fees	$—	$—
All Other Fees	$—	$—
Total Fees	$738,000	$902,000
Audit Fees. Consist of fees billed for professional services by KPMG LLP for audit and quarterly review of our financial statements and review of our registration statements on Form S-1 and Form S-8 and related services that are normally provided in connection with statutory and regulatory filings or engagements, including comfort letters.
All fees described above were pre-approved by the Audit Committee.
PRE-APPROVAL POLICIES AND PROCEDURES
The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by the Company’s independent registered public accounting firm, KPMG LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.
THE BOARD RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2.

EXECUTIVE OFFICERS
Each of our executive officers serves at the discretion of the Board. The determination as to which of our employees qualify as executive officers was made by the Board in accordance with the rules of the SEC. Biographical information for our executive officers as of the Record Date is set forth below. The following table identifies our current executive officers, their age, and their respective offices and positions as of the Record Date.
Name	Age	Position
Marshall Fordyce, M.D.	48	President, Chief Executive Officer and Director
Celia Lin, M.D.	47	Chief Medical Officer
Joanne Curley, Ph.D.	53	Chief Development Officer
Sean Grant	37	Chief Financial Officer
Marshall Fordyce, M.D. Biographical information regarding Dr. Fordyce is set forth under “Proposal 1: Election of Directors.”
Celia Lin, M.D. has served as our Chief Medical Officer since February 2021. From August 2015 to February 2021, Dr. Lin was Senior Medical Director at Genentech. She was responsible for late stage development and regulatory approval for a novel product in an orphan disease. She also served as Global Development Lead for a BTK inhibitor in multiple sclerosis, and led other programs including monoclonal antibodies, bispecifics, and complement inhibitors in various therapeutic areas such as respiratory, allergy, nephrology, infectious disease and inflammation. Dr. Lin previously served as Medical Director in Clinical Development and Medical Affairs at Amgen, from April 2012 to August 2015, leading teams and activities related to the approval and commercialization of two osteoporosis therapies. Dr. Lin is a board-certified physician. Prior to joining industry, she was on faculty at UCSF. She received her B.S. from UCLA and her M.D. from University of Rochester School of Medicine. She trained in internal medicine at Boston Medical Center and in rheumatology at UCLA and Washington University in St. Louis where she also was a post-doctoral fellow.
Joanne Curley, Ph.D. has served as our Chief Development Officer since March 2020. From June 2005 until March 2020, Dr. Curley held a number of senior leadership roles at Gilead, a biotechnology company, including Senior Director, Project and Portfolio Management and Vice President, Project and Portfolio Management, where she was responsible for developing products from research through regulatory approval. From 2002 to 2005, Dr. Curley served as a staff scientist at Nektar Therapeutics, a pharmaceutical company. Dr. Curley has served as a member of the board of directors of VistaGen Therapeutics, Inc., a biopharmaceutical company, since April 2021. Dr. Curley received a B.Sc. in physics and chemistry from Trinity College, Ireland, a Ph.D. in polymer science and engineering from the University of Massachusetts, Amherst, and did a post-doctorate at Massachusetts Institute of Technology and Harvard Medical School focused on long-acting biodegradable formulations.
Sean Grant has served as our Chief Financial Officer since July 2021. Mr. Grant previously served as Vice President of Corporate Strategy and Business Development for CareDx, Inc., a biotechnology company, from May 2020 to June 2021. His responsibilities included leading mergers and acquisitions, venture investments and partnerships across diagnostics and therapeutics. Prior to joining CareDx, Mr. Grant served as Vice President in the Investment Banking Healthcare Division at Citigroup Global Capital Markets from July 2015 to March 2020. At Citigroup, Mr. Grant specialized in public and private capital raising as well as mergers and acquisitions for leading life science companies. Mr. Grant received a B.A. in Government and International Politics from George Mason University and an M.B.A. from the Johns Hopkins University Carey Business School.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding beneficial ownership of our Class A common stock and Class B common stock as of the Record Date by:
•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;
•	each of our directors, including the nominees named herein;
•	each of our named executive officers; and
•	all of our current executive officers and directors as a group.
We have determined beneficial ownership in accordance with the rules and regulations of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares that they beneficially own, subject to applicable community property laws.
Applicable percentage ownership is based on 26,756,235 shares of our Class A common stock outstanding and 309,238 shares of our Class B common stock outstanding as of the Record Date.
In computing the number of shares beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all shares subject to options held by the person that will be exercisable as of May 28, 2022. However, except as described above, we did not deem such shares outstanding for the purpose of computing the percentage ownership of any other person.
Unless otherwise indicated, the address for each beneficial owner listed in the table below is c/o Vera Therapeutics, Inc., 8000 Marina Boulevard, Suite 120, Brisbane, California 94005.
	Number of Shares Beneficially Owned		Percentage of Shares Beneficially Owned
Name of Beneficial Owner	Class A Common Stock	Class B Common Stock	Class A Common Stock	Class B Common Stock
5% Stockholders:
Abingworth Bioventures 8 LP(1)	2,970,156	—	11.1%	—
Entities affiliated with Fidelity(2)	3,893,202	—	14.6%	—
Longitude Venture Partners IV, L.P.(3)	3,429,927	—	12.8%	—
Sofinnova Venture Partners X, L.P.(4)	3,181,442	—	11.9%	—
RA Capital Healthcare Fund, L.P.(5)	2,000,000	—	7.5%	—
Ares Trading S.A.(6)	1,913,501	—	7.2%	—
Citadel Multi-Strategy Equities Master Fund Ltd.(7)	1,729,453	309,238	6.5%	100%
KPCB Holdings, Inc., as nominee(8)	1,343,152	—	5.0%	—
Directors and Named Executive Officers:
Marshall Fordyce, M.D.(9)	568,056	—	2.1%	—
Sean Grant(10)	5,625	—	*	—
Celia Lin, M.D. (11)	79,636	—	*	—
Kurt von Emster, C.F.A.(1)	2,970,156	—	11.1%	—
Andrew Cheng, M.D., Ph.D.(12)	63,156	—	*	—
Beth Seidenberg, M.D.(13)	1,385,680	—	5.2%	—
Maha Katabi, Ph.D.(14)	3,191,367	—	11.9%	—
Patrick Enright(15)	3,439,852	—	12.9%	—
Scott Morrison(16)	42,528	—	*	—
Kimball Hall(17)	2,756	—	*	—
Michael Morrissey, Ph.D.(18)	—	—	—	—
All directors and executive officers as a group (12 persons)(19)	11,841,778	—	43.1%	—
*	Represents beneficial ownership of less than one percent.

(1)
Consists of 2,960,231 shares of Class A common stock held by Abingworth Bioventures 8 LP (“Abingworth 8”) and 9,925 shares of Class A common stock subject to options exercisable within 60 days of the Record Date held by Mr. von Emster (the “Abingworth Option”). Mr. von Emster, a Partner of Abingworth LLP, was granted the Abingworth Option, as director’s compensation. Under an agreement between Mr. von Emster and Abingworth LLP, Mr. von Emster is deemed to hold the Abingworth Option and any shares of Class A common stock issuable upon the exercise of the Abingworth Option for the benefit of Abingworth 8, and must exercise the Abingworth Option solely upon the direction of Abingworth LLP. As a result of the foregoing, Abingworth LLP, as the investment manager of Abingworth 8, may be deemed to beneficially own (i) the 2,960,231 shares of Class A common stock held by Abingworth 8 and (ii) the 9,925 shares of Class A common stock issuable upon the exercise of the Abingworth Option. The address for Abingworth 8 is c/o Abingworth LLP, 38 Jermyn Street, London, SW1Y 6DN, UK. The foregoing information was obtained from a Schedule 13D filed on April 7, 2022.

(2)
Consists of 3,893,202 shares of Class A common stock beneficially owned, or that may be deemed to be beneficially owned, by FMR LLC, certain of its subsidiaries and affiliates, and other companies. Abigail P. Johnson is a Director, the Chairman, the Chief Executive Officer and the President of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company LLC (“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. FMR Co carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02110. The foregoing information was obtained from a Schedule 13G filed on February 9, 2022 and includes 748,000 shares of Class A common stock purchased in our February 2022 Follow-on Offering (as defined below).

(3)
Consists of 3,429,927 shares of Class A common stock held by Longitude Venture Partners IV, L.P. (“LVP IV”). Longitude Capital Partners IV, LLC (“LCP IV”), is the general partner of LVP IV and may be deemed to have voting and investment power over the shares held by LVP IV. Patrick Enright and Juliet Tammenoms Bakker are managing members of LCP IV and may be deemed to share voting, investment and dispositive power over the shares held by LVP IV. Each of LVP IV, LCP IV, Ms. Bakker and Mr. Enright disclaims beneficial ownership of such shares except to the extent of their respective pecuniary interests therein. The address for this entity is 2740 Sand Hill Road, 2nd Floor, Menlo Park, California 94025. The foregoing information was obtained from a Schedule 13D filed on April 5, 2022.

(4)
Consists of 3,181,442 shares of Class A common stock held by Sofinnova Venture Partners X, L.P. (“SVP X”). Sofinnova Management X, L.L.C. (“SM X”), is the general partner of SVP X. As such, each of James Healy, Maha Katabi and Michael Powell, the managing members of SM X, may be deemed to have shared voting and dispositive power over the shares owned by SVP X. The address for this entity is c/o Sofinnova Investments, 3000 Sand Hill Road, Building 4-Suite 250, Menlo Park, California 94025.

(5)
Consists of 2,000,000 shares of Class A common stock held by RA Capital Healthcare Fund, L.P. (the “Fund”). RA Capital Healthcare Fund GP, LLC is the general partner of the Fund. The general partner of RA Capital Management, L.P. (“RA Capital”) is RA Capital Management GP, LLC, of which Peter Kolchinsky and Rajeev Shah are the controlling persons. RA Capital serves as investment adviser for the Fund and may be deemed a beneficial owner, for purposes of Section 13(d) of the Exchange Act, of any securities of the Company held by the Fund. The Fund has delegated to RA Capital the sole power to vote and the sole power to dispose of all securities held in the Fund’s portfolios. Because the Fund has divested itself of voting and investment power over the reported securities they hold and may not revoke that delegation on less than 61 days’ notice, the Fund disclaims beneficial ownership of the securities they hold for purposes of Section 13(d) of the Exchange Act and therefore disclaim any obligation to report ownership of the reported securities under Section 13(d) of the Exchange Act. As managers of RA Capital, Dr. Kolchinsky and Mr. Shah may be deemed beneficial owners, for purposes of Section 13(d) of the Exchange Act, of any securities of the Company beneficially owned by RA Capital. RA Capital, Dr. Kolchinsky, and Mr. Shah disclaim beneficial ownership of such securities other than for the purpose of determining their obligations under Section 13(d) of the Exchange Act. The address for this entity is c/o RA Capital Management, L.P., 200 Berkeley Street, 18th Floor, Boston MA 02116. The foregoing information was obtained from a Schedule 13G filed on February 24, 2022.

(6)
Consists of 1,913,501 shares of Class A common stock held by Ares Trading S.A. Ares Trading S.A. is a dominantly controlled subsidiary of Merck Serono SA, Coinsins, Switzerland, an affiliate of Merck KGaA, Darmstadt, Germany. Merck Serono SA, Coinsins, Switzerland is a wholly owned indirect subsidiary of Merck KGaA, Darmstadt, Germany. Merck KGaA, Darmstadt, Germany is a publicly traded company (Frankfurt Stock Exchange, DAX 30) and the beneficiary of the two companies. Merck Serono SA, Coinsins, Switzerland, an affiliate of Merck KGaA, Darmstadt, Germany and Merck KGaA, Darmstadt, Germany may be deemed to possess sole voting and dispositive power with respect to the securities held of record by Ares Trading S.A. The address for this entity is c/o Merck KGaA, Frankfurter Straße 250, 64293 Darmstadt, Germany, Attn: Alliance Management. The foregoing information was obtained from a Schedule 13G filed on January 24, 2022.

(7)
Consists of 1,729,453 shares of Class A common stock and 309,238 shares of Class B common stock held by Citadel Multi-Strategy Equities Master Fund Ltd. (“CM”). The Class B common stock is convertible into Class A common stock in Citadel’s discretion subject to certain limitations. Citadel Advisors LLC (“Citadel Advisors”) is the portfolio manager of CM. Citadel Advisors Holdings LP (“CAH”) is the sole member of Citadel Advisors. Citadel GP LLC (“CGP”) is the general partner of CAH. Citadel Securities Group LP (“CALC4”) is the non-member manager of Citadel Securities LLC. Citadel Securities GP LLC (“CSGP”) is the general partner of CALC4. Kenneth Griffin is the President and Chief Executive Officer of CGP, and owns a controlling interest in CGP and CSGP. The foregoing should not be construed as an admission that Mr. Griffin or any of the Citadel related entities is the beneficial owner of any of our securities other than the securities actually owned by such person (if any). The address for this entity is 131 S Dearborn St, 32nd Floor, Chicago, IL 60603. The foregoing information was obtained from a Schedule 13G filed on May 28, 2021.

(8)
Consists of 1,298,695 shares of Class A common stock held by Kleiner Perkins Caufield & Byers XVI, LLC (“KPCB XVI”) and 44,457 shares of Class A common stock held by KPCB XVI Founders Fund, LLC (“XVI Founders”). All shares are held for convenience in the name of “KPCB Holdings, Inc., as nominee”. The managing member of KPCB XVI is KPCB XVI Associates, LLC (“KPCB XVI Associates”). L. John Doerr, Beth Seidenberg, Randy Komisar, Theodore E. Schlein and Wen Hsieh, the managing members of KPCB XVI Associates, exercise shared voting and dispositive control over the shares held by KPCB XVI. Such managing members disclaim beneficial ownership of all shares held by KPCB XVI except to the extent of their pecuniary interest therein. The address for KPCB Holdings Inc. is c/o Kleiner Perkins Caufield & Byers, LLC, 2750 Sand Hill Road, Menlo Park, California 94025.
(9)
Consists of (i) 133,793 shares of Class A common stock held directly by Dr. Fordyce and (ii) 434,263 shares of Class A common stock subject to options exercisable within 60 days of the Record Date held by Dr. Fordyce.

(10)	Consists of 5,625 shares of Class A common stock subject to options exercisable within 60 days of the Record Date held by Mr. Grant.
(11)	Consists of 79,636 shares of Class A common stock subject to options exercisable within 60 days of the Record Date held by Dr. Lin.
(12)
Consists of (i) 17,488 shares of Class A common stock held by Dr. Cheng, as trustee of the Andrew Cheng 2010 Trust UA 10-26-2010 and (ii) 45,668 shares of Class A common stock subject to options exercisable within 60 days of the Record Date held by Dr. Cheng.

(13)	Consists of (i) the shares described in note 8 above and (ii) 42,528 shares of Class A common stock subject to options exercisable within 60 days of the Record Date held by Dr. Seidenberg.
(14)	Consists of (i) the shares described in note 4 above and (ii) 9,925 shares of Class A common stock subject to options exercisable within 60 days of the Record Date held by Dr. Katabi.
(15)	Consists of (i) the shares described in note 3 above and (ii) 9,925 shares of Class A common stock subject to options exercisable within 60 days of the Record Date held by Mr. Enright.
(16)	Consists of 42,528 shares of Class A common stock subject to options exercisable within 60 days of the Record Date held by Mr. Morrison.
(17)	Consists of 2,756 shares of Class A common stock held by Ms. Hall.
(18)	Effective on the date of the Annual Meeting, Dr. Morrissey will be appointed to the Board.
(19)
Consists of (i) 11,093,983 shares of Class A common stock beneficially owned by our executive officers and directors, including both Mr. von Emster and Dr. Morrissey, and (ii) 747,795 shares of Class A common stock subject to options exercisable within 60 days of the Record Date.

EXECUTIVE COMPENSATION
Our named executive officers for the year ended December 31, 2021, consisting of our principal executive officer and the next two most highly compensated executive officers, were:
•	Marshall Fordyce, M.D., our President, Chief Executive Officer and Director;
•	Sean Grant, our Chief Financial Officer; and
•	Celia Lin, M.D., our Chief Medical Officer.
We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As an emerging growth company we will be exempt from certain requirements related to executive compensation, including the requirements to hold a nonbinding advisory vote on executive compensation and to provide information relating to the ratio of total compensation of our Chief Executive Officer to the median of the annual total compensation of all of our employees, each as required by the Investor Protection and Securities Reform Act of 2010, which is part of the Dodd-Frank Wall Street Reform and Consumer Protection Act.
SUMMARY COMPENSATION TABLE
The following table presents all of the compensation awarded to or earned by or paid to our named executive officers during the years indicated below.
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)	Total ($)
Marshall Fordyce, M.D. President and Chief Executive Officer	2021	479,099		—	770,343	236,259	—	1,485,701
	2020	360,000	—	316,323	2,441,982	108,000	—	3,226,305

Sean Grant Chief Financial Officer(5)	2021	189,487	60,000	—	1,765,026	67,858	—	2,082,371
	2020	—	—	—	—	—	—	—

Celia Lin, M.D. Chief Medical Officer(6)	2021	361,205	150,000	—	797,776	134,616	—	1,443,597
	2020	—	—	—	—	—	—	—
(1)
Mr. Grant was paid a lump sum advance of $60,000 that will be earned if he remains continuously employed by us through July 12, 2022 or, if earlier, through the date on which his employment terminates for any reason other than termination for cause or his resignation without good reason (each as defined in his offer letter). Dr. Lin was paid a lump sum hiring bonus of $150,000 subject to the signing of her offer letter.

(2)
In October 2020, in connection with the closing of our Series C redeemable convertible preferred stock financing, 49,636 outstanding shares of our Class A common stock held by Dr. Fordyce were amended to be subject to a 12-month vesting period. The amounts disclosed represent the value of such amendment, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Committee (“ASC”) Topic 718.

(3)
The amounts disclosed represent the aggregate grant date fair value of the awards granted to our named executive officers during fiscal years 2020 and 2021 under our 2017 and 2021 Plan, respectively, computed in accordance with FASB ASC Topic 718. The assumptions used in calculating the grant date fair value of the stock options are set forth in Note 9 to our unaudited condensed financial statements for the nine months ended September 30, 2021. This amount does not reflect the actual economic value that may be realized by the named executive officer.

(4)
The amounts disclosed represent performance bonuses earned in 2020 and 2021, but paid in the beginning of 2021 and 2022, respectively. Mr. Grant’s and Dr. Lin’s bonuses were pro-rated to reflect each of their partial years of service.

(5)	Mr. Grant has served as our Chief Financial Officer since July 2021.
(6)	Dr. Lin has served as our Chief Medical Officer since February 2021.
Our Board reviews compensation annually for all employees, including our named executive officers. In making compensation determinations, we consider compensation for comparable positions in the market, the historical compensation levels of our executives, individual performance as compared to our expectations and objectives, our desire to motivate our employees to achieve short- and long-term results that are in the best interests of our stockholders and a long-term commitment to our Company.

Our Board has historically determined our named executive officers’ compensation and has typically reviewed and discussed management’s proposed compensation with our Chief Executive Officer for all executives other than our Chief Executive Officer. Based on those discussions and its discretion, our Board then approved the compensation of each named executive officer. The Compensation Committee determines our executive officers’ compensation and follows this process, but generally the Compensation Committee itself, rather than our Board, approves the compensation of each named executive officer.
ANNUAL BASE SALARY
Base salaries for our named executive officers are initially established through arm’s-length negotiations at the time of the named executive officer’s hiring, taking into account such named executive officer’s qualifications, experience, the scope of his or her responsibilities and competitive market compensation paid by other companies for similar positions within the industry and geography. Base salaries are reviewed periodically, typically in connection with our annual performance review process, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience. In making decisions regarding salary increases, we may also draw upon the experience of members of our Board with executives at other companies. The 2021 annual base salaries for our named executive officers are set forth in the table below.
Name	2021 Base Salary
Marshall Fordyce, M.D.(1)	$525,000
Sean Grant	$400,000
Celia Lin, M.D.(2)	$429,200
(1)	Dr. Fordyce’s base salary increased from $400,000 to $525,000 on May 13, 2021.
(2)	Dr. Lin’s base salary increased from $370,000 to $429,200 on May 13, 2021.
PENSION BENEFITS
Our named executive officers did not participate in, or otherwise receive any benefits under, any pension or retirement plan sponsored by us during the fiscal year ended December 31, 2021.
NONQUALIFIED DEFERRED COMPENSATION
Our named executive officers did not participate in, or earn any benefits under, a non-qualified deferred compensation plan sponsored by us during the fiscal year ended December 31, 2021.
AGREEMENTS WITH OUR NAMED EXECUTIVE OFFICERS
Offer letters
Below are descriptions of our offer letters with our named executive officers. For a discussion of the severance pay and other benefits to be provided in connection with a termination of employment and/or a change in control under the arrangements with our named executive officers, please see the section titled “–Potential Payments Upon Termination or Change of Control” below.
Dr. Fordyce. In December 2020, we and Dr. Fordyce entered into an offer letter that governs the current terms of Dr. Fordyce’s employment with us. Pursuant to the agreement, Dr. Fordyce is entitled to an initial annual base salary of $400,000, is eligible to receive an annual performance bonus with a target achievement of 40% of his base salary, as determined by our Board, and was granted an option exercisable for 1,141,733 shares of our Class A common stock (in addition to shares of our stock that Dr. Fordyce held at the time we entered into his offer letter). In May 2021, we and Dr. Fordyce entered into an amended and restated offer letter pursuant to which Dr. Fordyce’s annual base salary increased to $525,000 and his annual performance bonus target achievement increased to 50% of his base salary, as determined by our Board. In addition, Dr. Fordyce received a stock option covering 110,038 shares of our Class A common stock, at $11.00 per share, which vest as follows: one-fourth of the shares subject to the option vest on May 13, 2022, and thereafter one forty-eighth of the shares subject to the option award vest on each monthly anniversary, subject to continuous service to us. Dr. Fordyce is also entitled to certain severance benefits, the terms of which are described below under the section titled “–Potential Payments Upon Termination or Change of Control.” Dr. Fordyce’s employment is at will.

Mr. Grant. In July 2021, we and Mr. Grant entered in an offer letter that governs the current terms of Mr. Grant’s employment with us. Pursuant to the agreement, Mr. Grant is entitled to an initial base salary of $400,000, is eligible to receive an annual performance bonus with a target achievement of 40% of his base salary, based on our Company’s assessment of his performance and our Company’s attainment of written targeted goals as set by our Company in its sole discretion. Mr. Grant was also paid a lump sum advance of $60,000 that will be earned if he remains continuously employed by us through July 12, 2022 or, if earlier, through the date on which his employment terminates for any reason other than termination for cause or his resignation without good reason (each as defined below). In addition, Mr. Grant was granted a stock option covering 180,000 shares of our Class A common stock, at $14.87 per share, which vest over a period of four years, with 25% of the shares vesting on July 13, 2022, and the remaining shares vesting in 36 equal monthly installments thereafter, in each case subject to Mr. Grant’s continued employment through the applicable vesting dates. Mr. Grant is also entitled to certain severance benefits, the terms of which are described below under the section titled “–Potential Payments Upon Termination or Change of Control.” Mr. Grant’s employment is at will.
Dr. Lin. In February 2021, we and Dr. Lin entered into an offer letter that governs the current terms of Dr. Lin’s employment with us. Pursuant to the agreement, Dr. Lin is entitled to an initial annual base salary of $370,000, is eligible to receive an annual performance bonus with a target achievement of 30% of her base salary, as determined by our Board, and was granted an option exercisable for 230,821 shares of our Class A common stock. Dr. Lin was also paid a lump sum hiring bonus of $150,000. In May 2021, we and Dr. Lin entered into an amended and restated offer letter pursuant to which Dr. Lin’s annual base salary increased to $429,200 and her annual performance bonus target achievement increased to 40% of her base salary, as determined by our Board. In addition, Dr. Lin received a stock option covering 16,916 shares of our Class A common stock, at $11.00 per share, which vest as follows: one-fourth of the shares subject to the option vest on May 13, 2022, and thereafter one-forty-eighth of the shares subject to the option award vest on each monthly anniversary, subject to continuous service to us. Dr. Lin is also entitled to certain severance benefits, the terms of which are described below under the section titled “–Potential Payments Upon Termination or Change of Control.” Dr. Lin’s employment is at will.
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END
The following table presents the outstanding equity incentive plan awards held by each named executive officer as of December 31, 2021.
	Option Awards(1)
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price Per Share ($)	Option Expiration Date
Marshall Fordyce, M.D.	01-16-2020(2)	2,319	3,350	2.32	01-15-2030
	12-16-2020(3)	276,803	830,409	2.90	12-15-2030
	05-13-2021(4)	—	110,038	11.00	05-12-2031

Sean Grant	07-13-2021(5)	—	180,000	14.87	07-12-2031

Celia Lin, M.D.	02-23-2021(6)	—	230,821	3.94	02-22-2031
	05-13-2021(7)	—	16,916	11.00	05-12-2031
(1)
All of the option and stock awards granted prior to May 13, 2021 were granted under the Company’s 2017 Equity Incentive Plan (“2017 Plan”), the terms of which plan is described below under “-Employee Benefit Plans - 2017 Equity Incentive Plan.” All of the option and stock awards granted on or subsequent to May 13, 2021 were granted under the 2021 Equity Incentive Plan (“2021 Plan”), the terms of which plan is described below under “—Employee Benefit Plans — 2021 Equity incentive plan.”

(2)
One-third of the shares subject to the option award vest on January 10, 2021, and thereafter one-thirty-sixth of the shares subject to the option award vest on each monthly anniversary, subject to continuous service to us. Dr. Fordyce exercised this option with respect to 3,607 shares of Class A common stock in April 2021.

(3)
One-fourth of the shares subject to the option award vest on December 16, 2021, and thereafter one-forty-eighth of the shares subject to the option award vest on each monthly anniversary, subject to continuous service to us. This option was conditioned on the cancellation of an option covering 12,945 shares granted to Dr. Fordyce on March 26, 2019 and an option covering 17,260 shares granted to Dr. Fordyce on February 7, 2018.

(4)
One-fourth of the shares subject to the option award vest on May 13, 2022, and thereafter one-forty-eighth of the shares subject to the option award vest on each monthly anniversary, subject to continuous service to us.

(5)
One-fourth of the shares subject to the option award vest on July 13, 2022, and thereafter one-forty-eighth of the shares subject to the option award vest on each monthly anniversary, subject to continuous service to us.

(6)
One-fourth of the shares subject to the option award vest on February 23, 2022, and thereafter one-forty-eighth of the shares subject to the option award vest on each monthly anniversary, subject to continuous service to us.

(7)
One-fourth of the shares subject to the option award vest on May 13, 2022, and thereafter one-forty-eighth of the shares subject to the option award vest on each monthly anniversary, subject to continuous service to us.

Options held by certain of our named executive officers are eligible for accelerated vesting under specified circumstances. Please see the subsection titled “–Potential Payments Upon Termination or Change of Control” below for a description of such potential acceleration.
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL
Dr. Fordyce. Pursuant to Dr. Fordyce’s amended and restated offer letter, if (a) his employment is terminated without cause (as defined below), and other than as a result of his death or disability, or (b) he resigns for good reason (as defined below), then in addition to any amounts accrued and payable under the terms of our benefit plans through the date of termination, Dr. Fordyce will be entitled to receive severance in the form of 12 months of his then base salary, such amount to be paid in equal installments over a 12-month period after the date of termination, subject to applicable taxes and withholding, as well as up to 12 months of COBRA coverage. These severance benefits are conditioned upon Dr. Fordyce continuing to comply with his obligations under his proprietary information agreement and his delivery of a general release of claims in favor of the company that becomes effective and irrevocable within 21 days of the date of termination. Further, if within the three-month period immediately prior to or 12-month period that immediately follows a change of control (as defined below) Dr. Fordyce’s employment is terminated without cause or for good reason, then (a) 100% of his then-unvested equity grants shall accelerate and become fully vested as of the termination date, (b) the amount of his cash severance and COBRA severance described above shall be increased from 12 months to 18 months and (c) he shall receive additional cash severance in an amount equal to his target annual bonus for the year of such termination, to be paid in a single lump sum within 10 business days after the effective date of his release.
Mr. Grant. Pursuant to Mr. Grant’s offer letter, if (a) his employment is terminated without cause (as defined below), and other than as a result of his death or disability, or (b) he resigns for good reason (as defined below), then in addition to any amounts accrued and payable under the terms of our benefit plans through the date of termination, Mr. Grant will be entitled to receive severance in the form of nine months of his then base salary, such amount to be paid in installments on the ordinary payroll dates, subject to applicable taxes and withholding, as well as up to nine months of COBRA coverage. These severance benefits are conditioned upon Mr. Grant continuing to comply with his obligations under his proprietary information agreement and his delivery of a general release of claims in favor of the company that becomes effective and irrevocable within 21 days of the date of termination. Further, if within the three-month period immediately prior to or 12-month period that immediately follows a change of control (as defined below) Mr. Grant’s employment is terminated without cause or for good reason, then (a) 100% of his then-unvested equity grants shall accelerate and become fully vested as of the termination date, (b) the amount of his cash severance and COBRA severance described above shall be increased from nine months to 12 months and (c) he shall receive additional cash severance in an amount equal to his target annual bonus for the year of such termination, to be paid in a single lump sum within 10 business days after the effective date of his release.
Dr. Lin. Pursuant to Dr. Lin’s amended and restated offer letter, if (a) her employment is terminated without cause (as defined below), and other than as a result of her death or disability, or (b) she resigns for good reason (as defined below), then in addition to any amounts accrued and payable under the terms of our benefit plans through the date of termination, Dr. Lin will be entitled to receive severance in the form of nine months of her then base salary, such amount to be paid in installments on the ordinary payroll dates, subject to applicable taxes and withholding, as well as up to nine months of COBRA coverage. These severance benefits are conditioned upon Dr. Lin continuing to comply with her obligations under her proprietary information agreement and her delivery of a general release of claims in favor of the company that becomes effective and irrevocable within 21 days of the date of termination. Further, if within the three-month period immediately prior to or 12-month period that immediately follows a change of control (as defined below) Dr. Lin’s employment is terminated without cause or for good reason, then (a) 100% of her then-unvested equity grants shall accelerate and become fully vested as of the termination date, (b) the amount of her cash severance and COBRA severance described above shall be increased from nine months to 12 months and (c) she shall receive additional cash severance in an amount equal to her target annual bonus for the year of such termination, to be paid in a single lump sum within 10 business days after the effective date of her release.
For the purposes of Dr. Fordyce’s, Mr. Grant’s, and Dr. Lin’s severance benefits, the following definitions apply:
•
“cause” means (a) the officer’s commission or conviction (including a guilty plea or plea of nolo contendere) of any felony or any other crime involving fraud, dishonesty or moral turpitude; (b) officer’s commission or attempted commission of or participation in a fraud or act of dishonesty or misrepresentation against us; (c) willful and material breach of officer’s duties to us; (d) willful damage to any of our property; (e) willful misconduct, or other willful violation of our policy that causes harm; or (f) officer’s material violation of any written and fully executed contract or agreement between us and the officer, including without limitation, material breach of agreements relating to non-solicitation, nondisclosure and/or assignment of inventions, or material breach of any company policy, or of any statutory duty officer owes to us; provided, however, that in the event of subparagraph (f) above, we are required to provide written notice of such alleged violation and breach, and officer will have 30 days from receipt of such notice to cure. For purposes of this definition of cause, no act, or failure to act, on officer’s part shall be considered “willful” unless it is done, or omitted to be done, by officer intentionally and without reasonable belief that officer’s action or omission was in the best interests of the company.

•
“change of control” means (a) any consolidation or merger of the company with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the stockholders of the company immediately prior to such consolidation, merger or reorganization, continue to hold a majority of the voting power of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization; (b) any transaction or series of related transactions to which the company is a party in which in excess of 50% of our voting power is transferred; provided that the foregoing shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by us or our indebtedness is cancelled or converted or a combination thereof; or (c) a sale, lease, exclusive license or other disposition of all or substantially all of our assets.

•
“good reason” means any of the following actions, if taken by us without officer’s prior written consent: (a) a material reduction in officer’s base salary, which we and officer agree is a reduction of at least 10% of officer’s base salary (unless pursuant to a salary reduction program applicable generally to our similarly situated employees); (b) a material reduction in officer’s duties (including responsibilities and/or authorities) (with respect to Dr. Fordyce, as our President and Chief Executive Officer), provided, however, that a change in job position (including a change in title) shall not be deemed a “material reduction” in and of itself unless officer’s new duties are materially reduced from the prior duties; (c) relocation of officer’s principal place of employment to a place that increases officer’s one-way commute by more than 50 miles as compared to officer’s then-current principal place of employment immediately prior to such relocation, provided that if officer works remotely during any period in which officer’s regular principal place of business at a company office is closed, then neither officer’s relocation to remote work or back to the office from remote work will be considered a relocation from officer’s principal place of employment for the purposes of this definition; or, with respect to Dr. Fordyce, (d) prior to a change of control, no longer being a member of our Board or reporting to our Board as Chief Executive Officer. In order to resign for good reason, officer must provide written notice to our Board, or with respect to Mr. Grant or Dr. Lin, our Chief Executive Officer, within 30 days after each occurrence of the event giving rise to good reason setting forth the basis for officer’s resignation, allow us at least 30 days from receipt of such written notice to cure such event, and if such event is not reasonably cured within such period, officer must resign from all positions officer then holds with the company not later than 30 days after the expiration of the cure period.

OTHER COMPENSATION AND BENEFITS
All of our current named executive officers are eligible to participate in our employee benefit plans, including our medical, dental and vision, in each case on the same basis as all of our other employees. We pay the premiums for the medical, disability, accidental death and dismemberment insurance for all of our employees, including our named executive officers. We generally do not provide perquisites or personal benefits to our named executive officers.

EMPLOYEE BENEFIT PLANS
We believe that our ability to grant equity-based awards is a valuable and necessary compensation tool that aligns the long-term financial interests of our employees, consultants and directors with the financial interests of our stockholders. In addition, we believe that our ability to grant options and other equity-based awards helps us to attract, retain and motivate employees, consultants and directors, and encourages them to devote their best efforts to our business and financial success.
2021 Equity Incentive Plan
Our Board has adopted, and our stockholders have approved, our 2021 Plan. Our 2021 Plan became effective on May 13, 2021.
Awards. Our 2021 Plan provides for the grant of incentive stock options (“ISOs”) within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (“Code”), to our employees and our parent and subsidiary corporations’ employees, and for the grant of nonstatutory stock options (“NSOs”), stock appreciation rights, restricted stock awards, restricted stock unit awards, performance awards and other forms of awards to our employees, directors and consultants and any of our affiliates’ employees and consultants.
Authorized shares. Initially, the maximum number of shares of our Class A common stock that may be issued under our 2021 Plan will not exceed 4,405,336 shares of our Class A common stock, which is the sum of (i) 2,212,335 new shares, plus (ii) an additional number of shares up to a maximum of 2,193,001 shares, which number consists of shares of our Class A common stock subject to outstanding stock options or other stock awards granted under our 2017 Plan that, on or after our 2021 Plan became effective, terminate or expire prior to exercise or settlement; are not issued because the award is settled in cash; are forfeited because of the failure to vest; or are reacquired or withheld (or not issued) to satisfy a tax withholding obligation or the purchase or exercise price. In addition, the number of shares of our Class A common stock reserved for issuance under our 2021 Plan will automatically increase on January 1st of each year for a period of 10 years, beginning on January 1, 2022 and continuing through January 1, 2031, in an amount equal to (1) 5% of the total number of shares of our Class A common stock outstanding on December 31st of the immediately preceding year, or (2) a lesser number of shares determined by our Board no later than the date of any such increase. The maximum number of shares of our Class A common stock that may be issued on the exercise of ISOs under our 2021 Plan is 13,216,008 shares.
Shares subject to stock awards granted under our 2021 Plan that expire or terminate without being exercised in full or that are paid out in cash rather than in shares will not reduce the number of shares available for issuance under our 2021 Plan. Shares withheld under a stock award to satisfy the exercise, strike or purchase price of a stock award or to satisfy a tax withholding obligation will not reduce the number of shares available for issuance under our 2021 Plan. If any shares of our Class A common stock issued pursuant to a stock award are forfeited back to or repurchased or reacquired by us (i) because of a failure to meet a contingency or condition required for the vesting of such shares; (ii) to satisfy the exercise, strike or purchase price of a stock award; or (iii) to satisfy a tax withholding obligation in connection with a stock award, the shares that are forfeited or repurchased or reacquired will revert to and again become available for issuance under our 2021 Plan.
Plan administration. Our Board, or a duly authorized committee of our Board, administers our 2021 Plan. Our Board may delegate to one or more of our officers the authority to (i) designate employees (other than officers) to receive specified stock awards; and (ii) determine the number of shares subject to such stock awards. Under our 2021 Plan, our Board has the authority to determine stock award recipients, the types of stock awards to be granted, grant dates, the number of shares subject to each stock award, the fair market value of our Class A common stock, and the provisions of each stock award, including the period of exercisability and the vesting schedule applicable to a stock award.
Under our 2021 Plan, our Board also generally has the authority to effect, with the consent of any materially adversely affected participant, (i) the reduction of the exercise, purchase, or strike price of any outstanding option or stock appreciation right; (ii) the cancellation of any outstanding option or stock appreciation right and the grant in substitution therefore of other awards, cash, or other consideration; or (iii) any other action that is treated as a repricing under generally accepted accounting principles.
Stock options. ISOs and NSOs are granted under stock option agreements adopted by the administrator. The administrator will determine the exercise price for stock options, within the terms and conditions of our 2021 Plan, except the exercise price of a stock option generally will not be less than 100% of the fair market value of our Class

A common stock on the date of grant. Options granted under our 2021 Plan will vest at the rate specified in the stock option agreement as will be determined by the administrator.
Stock options. ISOs and NSOs are granted under stock option agreements adopted by the administrator. The administrator will determine the exercise price for stock options, within the terms and conditions of our 2021 Plan, except the exercise price of a stock option generally will not be less than 100% of the fair market value of our Class A common stock on the date of grant. Options granted under our 2021 Plan will vest at the rate specified in the stock option agreement as will be determined by the administrator.
The administrator will determine the term of stock options granted under our 2021 Plan, up to a maximum of 10 years. Unless the terms of an optionholder’s stock option agreement, or other written agreement between us and the recipient, provide otherwise, if an optionholder’s service relationship with us or any of our affiliates ceases for any reason other than disability, death, or cause, the optionholder may generally exercise any vested options for a period of three months following the cessation of service. This period may be extended in the event that exercise of the option is prohibited by applicable securities laws. If an optionholder’s service relationship with us or any of our affiliates ceases due to death, or an optionholder dies within a certain period following cessation of service, the optionholder or a beneficiary may generally exercise any vested options for a period of 18 months following the date of death. If an optionholder’s service relationship with us or any of our affiliates ceases due to disability, the optionholder may generally exercise any vested options for a period of 12 months following the cessation of service. In the event of a termination for cause, options generally terminate upon the termination date. In no event may an option be exercised beyond the expiration of its term.
Acceptable consideration for the purchase of Class A common stock issued upon the exercise of a stock option will be determined by the administrator and may include (i) cash, check, bank draft or money order; (ii) a broker-assisted cashless exercise; (iii) the tender of shares of our Class A common stock previously owned by the optionholder; (iv) a net exercise of the option if it is an NSO; or (v) other legal consideration approved by the administrator.
Unless the administrator provides otherwise, options or stock appreciation rights generally are not transferable except by will or the laws of descent and distribution. Subject to approval of the administrator or a duly authorized officer, an option may be transferred pursuant to a domestic relations order, official marital settlement agreement, or other divorce or separation instrument.
Tax limitations on ISOs. The aggregate fair market value, determined at the time of grant, of our Class A common stock with respect to ISOs that are exercisable for the first time by an award holder during any calendar year under all of our stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any of our parent or subsidiary corporations unless (i) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant; and (ii) the term of the ISO does not exceed five years from the date of grant.
Restricted stock unit awards. Restricted stock unit awards are granted under restricted stock unit award agreements adopted by the administrator. Restricted stock unit awards may be granted in consideration for any form of legal consideration that may be acceptable to our Board and permissible under applicable law. A restricted stock unit award may be settled by cash, delivery of stock, a combination of cash and stock as deemed appropriate by the administrator, or in any other form of consideration set forth in the restricted stock unit award agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit award. Except as otherwise provided in the applicable award agreement, or other written agreement between us and the recipient, restricted stock unit awards that have not vested will be forfeited once the participant’s continuous service ends for any reason.
Restricted stock awards. Restricted stock awards are granted under restricted stock award agreements adopted by the administrator. A restricted stock award may be awarded in consideration for cash, check, bank draft or money order, past or future services to us, or any other form of legal consideration that may be acceptable to our Board and permissible under applicable law. The administrator will determine the terms and conditions of restricted stock awards, including vesting and forfeiture terms. If a participant’s service relationship with us ends for any reason, we may receive any or all of the shares of Class A common stock held by the participant that have not vested as of the date the participant terminates service with us through a forfeiture condition or a repurchase right.

Stock appreciation rights. Stock appreciation rights are granted under stock appreciation right agreements adopted by the administrator. The administrator will determine the purchase price or strike price for a stock appreciation right, which generally will not be less than 100% of the fair market value of our Class A common stock on the date of grant. A stock appreciation right granted under our 2021 Plan will vest at the rate specified in the stock appreciation right agreement as will be determined by the administrator. Stock appreciation rights may be settled in cash or shares of our Class A common stock or in any other form of payment as determined by our Board and specified in the stock appreciation right agreement.
The administrator will determine the term of stock appreciation rights granted under our 2021 Plan, up to a maximum of 10 years. If a participant’s service relationship with us or any of our affiliates ceases for any reason other than cause, disability, or death, the participant may generally exercise any vested stock appreciation right for a period of three months following the cessation of service. This period may be further extended in the event that exercise of the stock appreciation right following such a termination of service is prohibited by applicable securities laws. If a participant’s service relationship with us, or any of our affiliates, ceases due to disability or death, or a participant dies within a certain period following cessation of service, the participant or a beneficiary may generally exercise any vested stock appreciation right for a period of 12 months in the event of disability and 18 months in the event of death. In the event of a termination for cause, stock appreciation rights generally terminate upon the termination date. In no event may a stock appreciation right be exercised beyond the expiration of its term.
Performance awards. Our 2021 Plan permits the grant of performance awards that may be settled in stock, cash or other property. Performance awards may be structured so that the stock or cash will be issued or paid only following the achievement of certain pre-established performance goals during a designated performance period. Performance awards that are settled in cash or other property are not required to be valued in whole or in part by reference to, or otherwise based on, our Class A common stock.
The performance goals may be based on any measure of performance selected by our Board. The performance goals may be based on company-wide performance or performance of one or more business units, divisions, affiliates, or business segments, and may be either absolute or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise by our Board at the time the performance award is granted, our Board will appropriately make adjustments in the method of calculating the attainment of performance goals as follows: (i) to exclude restructuring or other nonrecurring charges; (ii) to exclude exchange rate effects; (iii) to exclude the effects of changes to generally accepted accounting principles; (iv) to exclude the effects of any statutory adjustments to corporate tax rates; (v) to exclude the effects of items that are “unusual” in nature or occur “infrequently” as determined under generally accepted accounting principles; (vi) to exclude the dilutive effects of acquisitions or joint ventures; (vii) to assume that any business divested by us achieved performance objectives at targeted levels during the balance of a performance period following such divestiture; (viii) to exclude the effect of any change in the outstanding shares of our Class A common stock by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to Class A common stockholders other than regular cash dividends; (ix) to exclude the effects of stock based compensation and the award of bonuses under our bonus plans; (x) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles; and (xi) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles.
Other stock awards. The administrator is permitted to grant other awards based in whole or in part by reference to our Class A common stock. The administrator will set the number of shares under the stock award (or cash equivalent) and all other terms and conditions of such awards.
Non-employee director compensation limit. The aggregate value of all compensation granted or paid to any non-employee director with respect to any calendar year, including awards granted and cash fees paid by us to such non-employee director, will not exceed $750,000 in total value, except such amount will increase to $1,000,000 for the first year for newly appointed or elected non-employee directors.
Changes to capital structure. In the event there is a specified type of change in our capital structure, such as a stock split, reverse stock split, or recapitalization, appropriate adjustments will be made to (i) the class and maximum number of shares reserved for issuance under our 2021 Plan, (ii) the class and maximum number of shares by which the share reserve may increase automatically each year, (iii) the class and maximum number of shares that may be issued on the exercise of ISOs, and (iv) the class and number of shares and exercise price, strike price, or purchase price, if applicable, of all outstanding stock awards.
Corporate transactions. In the event of a corporate transaction (as defined below), unless otherwise provided in a participant’s stock award agreement or other written agreement with us or one of our affiliates or unless otherwise expressly provided by the administrator at the time of grant, any stock awards outstanding under our 2021 Plan may be assumed, continued or substituted for by any surviving or acquiring corporation (or its parent company), and any reacquisition or repurchase rights held by us with respect to the stock award may be assigned to the successor (or its parent company). If the surviving or acquiring corporation (or its parent company) does not assume, continue or substitute for such stock awards, then (i) with respect to any such stock awards that are held by participants whose continuous service has not terminated prior to the effective time of the corporate transaction, or current participants, the vesting (and exercisability, if applicable) of such stock awards will be accelerated in full (or, in the case of performance awards with multiple vesting levels depending on the level of performance, vesting will accelerate at 100% of the target level if the award is not assumed) to a date prior to the effective time of the corporate transaction (contingent upon the effectiveness of the corporate transaction), and such stock awards will terminate if not exercised (if applicable) at or prior to the effective time of the corporate transaction, and any reacquisition or repurchase rights held by us with respect to such stock awards will lapse (contingent upon the effectiveness of the corporate transaction); and (ii) any such stock awards that are held by persons other than current participants will terminate if not exercised (if applicable) prior to the effective time of the corporate transaction, except that any reacquisition or repurchase rights held by us with respect to such stock awards will not terminate and may continue to be exercised notwithstanding the corporate transaction.
In the event a stock award will terminate if not exercised prior to the effective time of a corporate transaction, the administrator may provide, in its sole discretion, that the holder of such stock award may not exercise such stock award but instead will receive a payment equal in value to the excess (if any) of (i) the value of the property the participant would have received upon the exercise of the stock award, over (ii) any per share exercise price payable by such holder, if applicable. In addition, any escrow, holdback, earn out or similar provisions in the definitive agreement for the corporate transaction may apply to such payment to the same extent and in the same manner as such provisions apply to the holders of our Class A common stock.
Under our 2021 Plan, a “corporate transaction” is generally the consummation of (i) a sale or other disposition of all or substantially all of our assets; (ii) a sale or other disposition of at least 50% of our outstanding securities; (iii) a merger, consolidation or similar transaction following which we are not the surviving corporation; or (iv) a merger, consolidation or similar transaction following which we are the surviving corporation but the shares of our Class A common stock outstanding immediately prior to such transaction are converted or exchanged into other property by virtue of the transaction.
Change in control. Stock awards granted under our 2021 Plan may be subject to acceleration of vesting and exercisability upon or after a change in control (as defined below) as may be provided in the applicable stock award agreement or in any other written agreement between us or any affiliate and the participant, but in the absence of such provision, no such acceleration will automatically occur.
Under our 2021 Plan, a “change in control” is generally (i) the acquisition by any person or company of more than 50% of the combined voting power of our then outstanding stock; (ii) a merger, consolidation or similar transaction in which our stockholders immediately before the transaction do not own, directly or indirectly, more than 50% of the combined voting power of the surviving entity (or the parent of the surviving entity) in substantially the same proportions as their ownership immediately prior to such transaction; (iii) a sale, lease, exclusive license or other disposition of all or substantially all of our assets other than to an entity more than 50% of the combined voting power of which is owned by our stockholders in substantially the same proportions as their ownership of our outstanding voting securities immediately prior to such transaction; or (iv) when a majority of our Board becomes comprised of individuals who were not serving on our Board on the date of the underwriting agreement related to our initial public offering, or the incumbent board, or whose nomination, appointment, or election was not approved by a majority of the incumbent board still in office.
Plan amendment or termination. Our Board has the authority to amend, suspend, or terminate our 2021 Plan at any time, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. Certain material amendments also require the approval of our stockholders. No ISOs may be granted after the tenth anniversary of the date our Board adopted our 2021 Plan. No stock awards may be granted under our 2021 Plan while it is suspended or after it is terminated.
2017 Equity Incentive Plan
Our Board adopted the 2017 Plan and our stockholders approved the 2017 Plan in February 2017. The 2017 Plan is the successor to and continuation of the PNA Innovations, Inc. 2011 Stock Plan. The 2017 Plan provided for the grant of ISOs, NSOs, stock appreciation rights, restricted stock awards, restricted stock unit awards and other awards to our employees, directors and consultants or our affiliates. ISOs may be granted only to our employees or employees of our affiliates.
In May 2021, upon the effective date of the 2021 Plan, the 2017 Plan was terminated. However, any outstanding awards granted under the 2017 Plan remain outstanding, subject to the terms of the 2017 Plan and award agreements, until such outstanding options are exercised or until any awards terminate or expire by their terms.
Authorized shares. We can no longer grant awards under our 2017 Plan. As of December 31, 2021, options to purchase 2,191,563 shares were outstanding.
Plan administration. Our Board or a duly authorized committee of our Board administers our 2017 Plan and the awards granted under it. The administrator has the power to modify outstanding awards under our 2017 Plan. The administrator has the authority to reprice any outstanding option with the consent of any adversely affected participant.
Corporate transactions. Our 2017 Plan provides that in the event of certain specified significant corporate transactions, as defined under our 2017 Plan, our Board may (1) arrange for the assumption, continuation or substitution of an award by a successor corporation, or the acquiring corporation’s parent company; (2) arrange for the assignment of any reacquisition or repurchase rights held by us to a successor corporation, or the acquiring corporation’s parent company; (3) accelerate the vesting, in whole or in part, of the award and provide for its termination prior to the transaction if not exercised prior to the effective time of the corporate transaction; (4) arrange for the lapse, in whole or in part, of any reacquisition or repurchase rights held by us; (5) cancel or arrange for the cancellation of the award prior to the transaction in exchange for a cash payment, if any, determined by the Board; or (6) make a payment in such form as determined by the Board equal to the excess, if any, of the per share amount (or value of property per share) payable to holders of Class A common stock over the per share exercise price under the applicable award. The administrator is not obligated to treat all awards or portions of awards, even those that are of the same type, in the same manner.
In the event of a change in control, as defined under our 2017 Plan, awards granted under our 2017 Plan will not receive automatic acceleration of vesting and exercisability, although this treatment may be provided for in an award agreement.
Transferability. Our Board may impose limitations on the transferability of ISOs, NSOs and stock appreciation rights as the board will determine. Absent such limitations, a participant may not transfer awards under our 2017 Plan other than by will, the laws of descent and distribution or as otherwise provided under our 2017 Plan.
Plan amendment or termination. Our Board has the authority to suspend or terminate our 2017 Plan at any time, provided that such action will not impair a participant’s rights under such participant’s outstanding award without his or her written consent. As described above, our 2017 Plan was terminated upon the effective date of the 2021 Plan and no awards will be granted under the 2017 Plan following such termination.
2021 Employee Stock Purchase Plan
Our Board has adopted, and our stockholders have approved, our 2021 Employee Stock Purchase Plan (“ESPP”). Our ESPP became effective on May 13, 2021. The purpose of our ESPP is to secure the services of new employees, to retain the services of existing employees, and to provide incentives for such individuals to exert maximum efforts toward our success and that of our affiliates. Our ESPP includes two components. One component is designed to allow eligible U.S. employees to purchase our Class A common stock in a manner that may qualify for favorable tax treatment under Section 423 of the Code. The other component permits the grant of purchase rights that do not qualify for such favorable tax treatment in order to allow deviations necessary to permit participation by eligible employees who are foreign nationals or employed outside of the United States while complying with applicable foreign laws.

Share reserve. As of December 31, 2021, the ESPP authorizes the issuance of 220,251 shares of our Class A common stock under purchase rights granted to our employees or to employees of any of our designated affiliates. The number of shares of our Class A common stock reserved for issuance will automatically increase on January 1st of each year for a period of 10 years, beginning on January 1, 2022 and continuing through January 1, 2031, by the lesser of (i) 1% of the total number of shares of our Class A common stock outstanding on December 31 of the immediately preceding year; and (ii) 440,502 shares, except before the date of any such increase, our Board may determine that such increase will be less than the amount set forth in clauses (i) and (ii).
Administration. Our Board administers our ESPP and may delegate its authority to administer our ESPP to our Compensation Committee. Our ESPP is implemented through a series of offerings under which eligible employees are granted purchase rights to purchase shares of our Class A common stock on specified dates during such offerings. Under our ESPP, our Board is permitted to specify offerings with durations of not more than 27 months and to specify shorter purchase periods within each offering. Each offering will have one or more purchase dates on which shares of our Class A common stock will be purchased for employees participating in the offering. An offering under the ESPP may be terminated under certain circumstances.
Payroll deductions. Generally, all regular employees, including executive officers, employed by us or by any of our designated affiliates, will be eligible to participate in our ESPP and to contribute, normally through payroll deductions, up to a maximum percentage of their earnings (as defined in our ESPP) for the purchase of our Class A common stock under our ESPP. Unless otherwise determined by our Board, Class A common stock will be purchased for the accounts of employees participating in our ESPP at a price per share equal to the lesser of (i) 85% of the fair market value of a share of our Class A common stock on the first day of an offering; or (ii) 85% of the fair market value of a share of our Class A common stock on the date of purchase.
Limitations. Employees may have to satisfy one or more of the following service requirements before participating in our ESPP, as determined by our Board: (i) being customarily employed for more than 20 hours per week; (ii) being customarily employed for more than five months per calendar year; or (iii) continuous employment with us or one of our affiliates for a period of time (not to exceed two years). No employee will be permitted to purchase shares under our ESPP at a rate in excess of $25,000 worth of our Class A common stock (based on the fair market value per share of our Class A common stock at the beginning of an offering) for each calendar year such a purchase right is outstanding. Finally, no employee will be eligible for the grant of any purchase rights under our ESPP if immediately after such rights are granted, such employee has voting power over 5% or more of our outstanding capital stock measured by vote or value under Section 424(d) of the Code.
Changes to capital structure. Our ESPP provides that in the event there occurs a change in our capital structure through such actions as a stock split, merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, liquidating dividend, combination of shares, exchange of shares, change in corporate structure, or similar transaction, our Board will make appropriate adjustments to: (i) the class(es) and maximum number of shares reserved under our ESPP; (ii) the class(es) and maximum number of shares by which the share reserve may increase automatically each year; (iii) the class(es) and number of shares subject to, and purchase price applicable to, outstanding offerings and purchase rights; and (iv) the class(es) and number of shares that are subject to purchase limits under ongoing offerings.
Corporate transactions. Our ESPP provides that in the event of a corporate transaction (as defined below), any then-outstanding rights to purchase our stock under our ESPP may be assumed, continued, or substituted for by any surviving or acquiring entity (or its parent company). If the surviving or acquiring entity (or its parent company) elects not to assume, continue, or substitute for such purchase rights, then the participants’ accumulated payroll contributions will be used to purchase shares of our Class A common stock within 10 business days before such corporate transaction, and such purchase rights will terminate immediately after such purchase.
Under our ESPP, a “corporate transaction” is generally the consummation of (i) a sale or other disposition of all or substantially all of our assets; (ii) a sale or other disposition of at least 50% of our outstanding securities; (iii) a merger, consolidation or similar transaction following which we are not the surviving corporation; or (iv) a merger, consolidation or similar transaction following which we are the surviving corporation but the shares of our Class A common stock outstanding immediately prior to such transaction are converted or exchanged into other property by virtue of the transaction.

Amendment or termination. Our Board has the authority to amend or terminate our ESPP, except in certain circumstances such amendment or termination may not materially impair any outstanding purchase rights without the holder’s consent. We will obtain stockholder approval of any amendment to our ESPP as required by applicable law or listing requirements.
401(K) PLAN
We maintain a 401(k) plan that provides eligible U.S. employees with an opportunity to save for retirement on a tax advantaged basis. Eligible employees are able to defer eligible compensation up to certain Code limits, which are updated annually. We have the ability to make matching and discretionary contributions to the 401(k) plan. As of December 31, 2021, we did not make matching contributions or discretionary contributions to the 401(k) plan. The 401(k) plan is intended to be qualified under Section 401(a) of the Code, with the related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan are deductible by us when made, and contributions and earnings on those amounts are not generally taxable to the employees until withdrawn or distributed from the 401(k) plan.
Equity Compensation Plan Information
The following table provides certain information as of December 31, 2021, with respect to all of our equity compensation plans in effect on that date.
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted- average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders(1)	2,924,521	$5.62	1,623,347(2)
Equity compensation plans not approved by security holders	—	—	—
Total	2,924,521	$5.62	1,623,347
(1)
Consists of the 2017 Plan, the 2021 Plan, and the ESPP. The number of shares of our Class A common stock reserved for issuance under the 2021 Plan is subject to an automatic increase on January 1st of each year for a period of 10 years, beginning on January 1, 2022 and continuing through January 1, 2031, in an amount equal to (a) 5% of the total number of shares of Class A common stock outstanding on December 31st of the immediately preceding year or (b) a lesser number of shares of Class A common stock determined by the Board no later than the date of any such increase. The number of shares of our Class A common stock reserved for issuance under the ESPP is subject to an automatic increase on January 1st of each year for a period of 10 years, beginning on January 1, 2022 and continuing through January 1, 2031. The number of shares added each year will be equal to the lesser of: (a) 1% of the total number of shares of our Class A common stock outstanding on December 31st of the preceding calendar year; and (b) 440,502 shares of Class A common stock, except before the date of any such increase, the Board may determine that such increase will be less than the amount set forth in clauses (a) and (b). On January 1, 2022, the numbers of shares of our Class A common stock reserved for issuance under the 2021 Plan and the ESPP were increased by 1,048,418 and 209,683, respectively, pursuant to the automatic increase provisions of such plans.

(2)
Consists of shares available for future issuance under the 2021 Plan and the ESPP. As of December 31, 2021, 1,403,096 shares of our Class A common stock were available for issuance under the 2021 Plan, and 220,251 shares of our Class A common stock were available for issuance under the ESPP.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION
Our amended and restated certificate of incorporation contains provisions that limit the liability of our current and former directors for monetary damages to the fullest extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for any breach of fiduciary duties as directors, except liability for:
•	any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•	unlawful payments of dividends or unlawful stock repurchases or redemptions; or
•	any transaction from which the director derived an improper personal benefit.
Such limitation of liability does not apply to liabilities arising under federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.
Our amended and restated certificate of incorporation authorizes us to indemnify our directors, officers, employees and other agents to the fullest extent permitted by Delaware law. Our amended and restated bylaws provide that we are required to indemnify our directors and officers to the fullest extent permitted by Delaware law and may indemnify our other employees and agents. Our amended and restated bylaws also provide that, on satisfaction of certain conditions, we will advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee, or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by the board of directors. With certain exceptions, these agreements provide for indemnification for related expenses including attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding.
We believe that these amended and restated certificate of incorporation and amended and restated bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain customary directors’ and officers’ liability insurance.
The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, executive officers, or persons controlling us, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
RULE 10B5-1 PLANS
Our directors, officers and key consultant may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of our Class A common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades under parameters established by the director or officer when entering into the plan, without further direction from them. The director or officer may amend a Rule 10b5-1 plan in some circumstances and may terminate a plan at any time. Our directors and executive officers may also buy or sell additional shares outside of a Rule 10b5-1 plan when they do not possess material nonpublic information, subject to compliance with the terms of our insider trading policy.
DIRECTOR COMPENSATION
The following table sets forth in summary form information concerning the compensation that we paid or awarded during the year ended December 31, 2021 to each of our non-employee directors who served on our Board during 2021:
Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)	Total ($)
Beth Seidenberg, M.D.	26,563	66,836	93,399
Andrew Cheng, M.D., Ph.D.	27,500	66,836	94,336
Scott Morrison	31,250	66,836	98,086
Maha Katabi, Ph.D.	30,000	66,836	96,836
Kurt von Emster	47,813	66,836	114,649

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)	Total ($)
Kimball Hall(3)	1,944	313,120	315,064
Patrick Enright	28,125	66,836	94,961
(1)
The amounts disclosed represent the aggregate grant date fair value of the stock options granted to our non-employee directors during 2021 under our 2021 Plan, computed in accordance with FASB ASC Topic 718. The assumptions used in calculating the grant date fair value of the stock options are set forth in Note 9 to our unaudited condensed financial statements for the nine months ended September 30, 2021. This amount does not reflect the actual economic value that may be realized by the named executive officer.

(2)
The aggregate number of shares underlying outstanding options to purchase our Class A common stock held by our non-employee directors was 286,529, as follows: 78,968 by Dr. Seidenberg; 78,968 by Dr. Cheng; 78,968 by Mr. Morrison; 9,925 by Dr. Katabi; 9,925 by Mr. von Emster; 19,850 by Ms. Hall; and 9,925 by Mr. Enright.

(3)	Ms. Hall was appointed as a member of our Board effective as of December 10, 2021.
We have reimbursed and will continue to reimburse all of our non-employee directors for their reasonable out-of-pocket expenses incurred in attending Board and committee meetings. Marshall Fordyce, M.D., our President and Chief Executive Officer, was also a director as of December 31, 2021, but did not receive any additional compensation for his service as a director. See the section titled “Executive Compensation” for more information regarding the compensation earned by Dr. Fordyce.
During the year ended December 31, 2021, each of the following individuals served on our Board as non-employee directors: Beth Seidenberg, M.D., Andrew Cheng, M.D., Ph.D., Scott Morrison, Maha Katabi, Ph.D., Kurt von Emster, Kimball Hall, and Patrick Enright. Other than as set forth above, none of our non-employee directors earned any compensation in the year ended December 31, 2021 or held any equity awards as of December 31, 2021.
Our Board adopted a non-employee director compensation policy in May 2021 that is applicable to all of our non-employee directors. This compensation policy provides that each such non-employee director will receive the following compensation for service on our Board:
•	an annual cash retainer of $35,000; and an additional annual cash retainer of $30,000 for services as non-executive chair of our Board;
•	an additional annual cash retainer of $7,500, $5,000 and $4,000 for service as a member of the Audit Committee, Compensation Committee and the Nominating Committee, respectively;
•	an additional annual cash retainer of $7,500, $5,000 and $4,000 for service as chair of the Audit Committee, Compensation Committee and the Nominating Committee, respectively;
•	an initial option grant to purchase 19,850 shares of our Class A common stock on the date of each such non-employee director’s appointment to our Board; and
•	an annual option grant to purchase 9,925 shares of our Class A common stock on the date of each of our annual stockholder meetings
Each of the option grants described above will be granted under our 2021 Plan, the terms of which are described in more detail above under the section titled “Executive Compensation — Employee Benefit Plans — 2021 Equity Incentive Plan.” Each such option grant will vest and become exercisable subject to the director's continuous service to us through the earlier of the first anniversary of the date of grant or the next annual stockholder meeting. The term of each option will be 10 years, subject to earlier termination as provided in the 2021 Plan.

TRANSACTIONS WITH RELATED PERSONS AND INDEMNIFICATION
The following includes a summary of transactions during the last two completed fiscal years to which we have been a party in which the amount involved exceeded or will exceed the lesser of $120,000 or 1% of our total assets as of our last two completed fiscal years, and in which any of our directors, director nominees, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other arrangements, which are described under “Executive Compensation.” We also describe below certain other transactions with our directors, executive officers and stockholders.
2020 CONVERTIBLE PROMISSORY NOTE FINANCING
From March 2020 to May 2020, we issued and sold convertible promissory notes (“2020 Notes”) in the aggregate principal amount of approximately $5.6 million. The 2020 Notes accrued interest at a rate of 4% per annum. The aggregate principal amount and interest on the then-outstanding 2020 Notes converted into shares of our Series C convertible preferred stock (“Series C preferred stock”) in October 2020 in connection with our Series C convertible preferred stock financing (“Series C preferred stock financing”). Upon the closing of our initial public offering (“IPO”) in May 2021, all shares of our Series C preferred stock converted into 15,774,013 shares of our Class A common stock.
The following table sets forth the principal amount and accrued interest of 2020 Notes purchased by holders of more than 5% of our capital stock and entities affiliated with our executive officers and members of our Board.
Participants(1)	Principal Amount and Interest of 2020 Notes
KPCB Holdings, Inc.(2)	$3,073,314.91
GV 2019, L.P.(3)	$2,048,876.44
Andrew K. Cheng, as Trustee of the Andrew Cheng 2010 Trust UA 10-26-2010(4)	$101,928.43
James W. Fordyce, as Trustee of the James W. Fordyce 2005 Revocable Trust(5)	$102,081.84
Walton, Mitchell & Co., Inc.(6)	$102,060.21
BNY Mellon N.A., as Trustee of the Trust U/D/T William L. Mellon DTD 6/29/35 for James M. Walton(7)	$10,182.74
(1)	Additional details regarding these stockholders and their equity holdings are included under the caption “Security Ownership of Certain Beneficial Owners and Management.”
(2)	Beth Seidenberg, M.D., a member of our Board, is affiliated with KPCB Holdings, Inc.
(3)	Krishna Yeshwant, M.D., a member of our Board until October 2020, is a managing partner of GV 2019, L.P.
(4)	Dr. Cheng is a member of our Board.
(5)	Mr. Fordyce is an immediate family member of Dr. Fordyce, our President, Chief Executive Officer and a member of our Board.
(6)	Mr. Walton, a member of our Board until October 2020, is affiliated with Walton, Mitchell & Co., Inc.
(7)	Mr. Walton, a member of our Board until October 2020, is affiliated with BNY Mellon N.A., as Trustee of the Trust U/D/T William L. Mellon DTD 6/29/35 for James M. Walton.
SERIES C PREFERRED STOCK FINANCING
In October 2020, we (1) issued and sold an aggregate of 168,756,599 shares of our Series C preferred stock at a purchase price of $0.5918 per share, and (2) issued an aggregate of 11,404,246 shares of our Series C preferred stock upon conversion of the aggregate principal amount and interest on the then-outstanding 2020 Notes.

The following table summarizes the shares of our Series C preferred stock held by holders of more than 5% of our capital stock and entities affiliated with our executive officers and members of our Board.
Participants(1)	Shares of Series C Preferred Stock Purchased For Cash (#)	Aggregate Cash Purchase Price	Shares of Series C Preferred Stock Issued Upon Conversion of 2020 Notes (#)
Abingworth Bioventures 8 LP(2)	25,346,400	$14,999,999.52	—
Entities affiliated with Fidelity(3)	25,346,400	$14,999,999.52	—
Longitude Venture Partners IV, L.P.(4)	25,346,400	$14,999,999.52	—
Sofinnova Venture Partners X, L.P.(5)	25,346,400	$14,999,999.52	—
Ares Trading S.A.(6)	22,171,553	$0(14)	—
Citadel Multi-Strategy Equities Master Fund Ltd.(7)	16,897,600	$9,999,999.68	—
GV 2019, L.P.(8)	3,379,520	$1,999,999.94	4,073,313
KPCB Holdings, Inc., as nominee(9)	3,379,520	$1,999,999.94	6,109,970
Andrew K. Cheng, as Trustee of the Andrew Cheng 2010 Trust UA 10-26-2010(10)	—	—	202,641
James W. Fordyce, as Trustee of the James W. Fordyce 2005 Revocable Trust(11)	253,464	$150,000	202,946
Walton, Mitchell & Co., Inc.(12)	84,488	$50,000	202,903
BNY Mellon N.A., as Trustee of the Trust U/D/T William L. Mellon DTD 6/29/35 for James M. Walton(13)	—	—	20,244
(1)	Additional details regarding these stockholders and their equity holdings are included under the caption “Security Ownership of Certain Beneficial Owners and Management.”
(2)	Abingworth Bioventures 8 LP beneficially owns more than 5% of our outstanding capital stock. Kurt von Emster, C.F.A., is a managing partner at Abingworth Bioventures 8 LP and a member of our Board.
(3)
Consists of (i) 631,285 shares of Series C preferred stock purchased by Fidelity Mt. Vernon Street Trust: Fidelity Series Growth Company Fund, (ii) 3,591,850 shares of Series C preferred stock purchased by Fidelity Mt. Vernon Street Trust: Fidelity Growth Company Fund, (iii) 3,612,515 shares of Series C preferred stock purchased by Fidelity Growth Company Commingled Pool, (iv) 613,150 shares of Series C preferred stock purchased by Fidelity Mt. Vernon Street Trust: Fidelity Growth Company K6 Fund, (v) 8,448,800 shares of Series C preferred stock purchased by Fidelity Select Portfolios: Biotechnology Portfolio, and (vi) 8,448,800 shares of Series C preferred stock purchased by Fidelity Advisor Series VII: Fidelity Advisor Biotechnology Fund. These entities beneficially own more than 5% of our outstanding capital stock.

(4)
Longitude Venture Partners IV, L.P. beneficially owns more than 5% of our outstanding capital stock. Patrick Enright is a managing member of Longitude Capital Partners IV, LLC, the general partner of Longitude Venture Partners IV, L.P. and a member of our Board.

(5)
Sofinnova Venture Partners X, L.P. beneficially owns more than 5% of our outstanding capital stock. Maha Katabi, Ph.D., is a general partner at Sofinnova Venture Partners X, L.P. and a member of our Board.

(6)	Ares Trading S.A. beneficially owns more than 5% of our outstanding capital stock.
(7)	Citadel Multi-Strategy Equities Master Fund Ltd. beneficially owns more than 5% of our outstanding capital stock.
(8)	Krishna Yeshwant, M.D., a member of our Board until October 2020, is a managing partner of GV 2019, L.P.
(9)	Beth Seidenberg, M.D., a member of our Board, is affiliated with KPCB Holdings, Inc.
(10)	Dr. Cheng is a member of our Board.
(11)	Mr. Fordyce is an immediate family member of Dr. Fordyce, our President, Chief Executive Officer and a member of our Board.
(12)	Mr. Walton, a member of our Board until October 2020, is affiliated with Walton, Mitchell & Co., Inc.
(13)	Mr. Walton, a member of our Board until October 2020, is affiliated with BNY Mellon N.A., as Trustee of the Trust U/D/T William L. Mellon DTD 6/29/35 for James M. Walton.
(14)
The shares of Series C preferred stock issued to Ares Trading S.A. were partial consideration for the license agreement entered into simultaneously with the sale and issuance of the Series C convertible preferred stock

EMPLOYMENT AGREEMENTS AND STOCK OPTION GRANTS TO DIRECTORS AND EXECUTIVE OFFICERS
We have entered into employment agreements with certain of our named executive officers, and granted stock options to our named executive officers and certain of our directors, as more fully described in the sections titled “Executive Compensation” and “Director Compensation.”

LICENSE AGREEMENT
On October 29, 2020, we acquired worldwide, exclusive rights to atacicept pursuant to a license agreement (“Ares Agreement”) with Ares Trading S.A. (“Ares”), an affiliate of Merck KGaA, Darmstadt, Germany. Under the Ares Agreement, Ares granted us an exclusive license to certain patents and certain related know-how to research, develop, manufacture, use and commercialize throughout the world therapeutic products containing atacicept or any other compound that is covered by a claim of such patents. In consideration for the rights granted under the Ares Agreement, we issued to Ares an aggregate of 22,171,553 shares of Series C redeemable convertible preferred stock, we paid Ares $25 million upon delivery and initiation of the transfer of specified information and materials and we are obligated to pay Ares certain clinical, regulatory and commercial milestone payments, sublicensing revenue payments and royalty payments on future sales of licensed products. Upon the closing of our IPO in May 2021, all shares of our Series C preferred stock converted into 15,774,013 shares of our Class A common stock.
CONSULTING SERVICES AGREEMENT WITH DR. KOTZIN
In February 2021, we entered into a consulting services agreement with BLKotzin, Inc., an entity affiliated with our former director, Brian Kotzin, M.D., pursuant to which Dr. Kotzin provides certain consulting services to us. We pay Dr. Kotzin for his services at a rate of $400 per hour up to a maximum of $40,000 per year. In December 2020, we granted Dr. Kotzin an option covering 38,405 shares of our Class A common stock with an exercise price of $2.90 per share. The granting of this option was conditioned on the cancellation of an option covering 3,452 shares granted to Dr. Kotzin on April 16, 2020.
CONSULTING SERVICES AGREEMENT WITH DR. EBENS
In March 2021, we entered into a consulting services agreement with Allen Ebens, Ph.D., our former Chief Scientific Officer, pursuant to which Dr. Ebens provides certain consulting services to us. We pay Dr. Ebens for his services at a rate of $350 per hour up to a maximum of $300,000 per year. In addition, pursuant to the agreement, we granted Dr. Ebens an option covering 38,405 shares of our Class A common stock.
INVESTORS’ RIGHTS AGREEMENT
In October 2020, we entered into a Second Amended and Restated Investors’ Rights Agreement (“Rights Agreement”) with certain holders of more than 5% of our outstanding capital stock, including Abingworth Bioventures 8 LP, Ares Trading S.A., entities affiliated with Fidelity, Citadel Multi-Strategy Equities Master Fund Ltd., GV 2019, L.P., KPCB Holdings, Inc., Longitude Venture Partners IV, L.P. and Sofinnova Venture Partners X, L.P., and including certain affiliates of our directors.
The Rights Agreement granted to the holders of our outstanding redeemable convertible preferred stock certain rights, including certain registration rights with respect to the registrable securities held by them. In addition, the Rights Agreement imposed certain affirmative obligations on us, including our obligation to, among other things, (i) grant each holder who holds shares of our redeemable convertible preferred stock with an aggregate original issue price of at least $4.6 million (“Major Investors”), a right of first offer with respect to future sales of our equity, excluding the shares to be offered and sold in this offering, and grant certain information and inspection rights to such Major Investors. Each of these obligations terminated in connection with the closing of our IPO in May 2021, except for the registration rights.
VOTING AGREEMENT
In October 2020, we entered into a Voting Agreement (“Voting Agreement”) with certain holders of more than 5% of our outstanding capital stock, including Abingworth Bioventures 8 LP, Ares Trading S.A., entities affiliated with Fidelity, Citadel Multi-Strategy Equities Master Fund Ltd., GV 2019, L.P., KPCB Holdings, Inc., Longitude Venture Partners IV, L.P. and Sofinnova Venture Partners X, L.P., and including certain affiliates of our directors.
Pursuant to the Voting Agreement, each of Abingworth Bioventures 8 LP, Longitude Venture Partners IV, L.P. and Sofinnova Venture Partners X, L.P. formerly had the right to designate one member to be elected to our Board. The Voting Agreement terminated by its terms in connection with the closing of our IPO in May 2021 and none of our stockholders have any continuing rights regarding the election or designation of members of our Board.
RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT
In October 2020, we entered into a Second Amended and Restated Right of First Refusal and Co-Sale Agreement (“Co-Sale Agreement”) with certain holders of more than 5% of our outstanding capital stock, including Abingworth

Bioventures 8 LP, Ares Trading S.A., entities affiliated with Fidelity, Citadel Multi-Strategy Equities Master Fund Ltd., GV 2019, L.P., KPCB Holdings, Inc., Longitude Venture Partners IV, L.P. and Sofinnova Venture Partners X, L.P., and including certain affiliates of our directors.
Pursuant to the Co-Sale Agreement, we formerly had a right of first refusal in respect of certain sales of securities by certain holders of our common stock and redeemable convertible preferred stock. To the extent we do not exercise such right in full, the investors party to the Co-Sale Agreement were granted certain rights of first refusal and co-sale in respect of such sale. The Co-Sale Agreement terminated in connection with the closing of our IPO in May 2021.
PARTICIPATION IN OUR INITIAL PUBLIC OFFERING
Certain of our 5% stockholders and their affiliates purchased an aggregate of 3,883,078 shares of our Class A common stock in our IPO, which closed in May 2021, at the public offering price and on the same terms as the other purchasers in such offering and not pursuant to any pre-existing contractual rights or obligations. The following table sets forth the number of shares of our Class A common stock purchased by our then 5% stockholders and their affiliates, and the aggregate purchase price paid for such shares.
Name	Shares of Class A Common Stock Purchased	Aggregate Cash Purchase Price
Longitude Venture Partners IV, L.P.(1)	909,090	$9,999,990
Fidelity Management & Research Company LLC(2)	884,394	9,728,334
Abingworth Bioventures 8 LP(3)	772,727	8,499,997
Sofinnova Venture Partners X LP(4)	727,272	7,999,992
Surveyor Capital Management(5)	589,595	6,485,545
Total		$42,713,858
(1)	Patrick Enright is a managing member of Longitude Capital Partners IV, LLC, the general partner of Longitude Venture Partners IV, L.P. and a member of our Board.
(2)	Entities affiliated with Fidelity Management & Research Company LLC collectively beneficially own more than 5% of our outstanding capital stock.
(3)	Kurt von Emster, C.F.A., is a managing partner at Abingworth Bioventures 8 LP and a member of our Board.
(4)	Maha Katabi, Ph.D., is a general partner at Sofinnova Venture Partners X, L.P. and a member of our Board.
(5)	Surveyor Capital Management is an affiliate of Citadel Multi-Strategy Equities Master Fund Ltd., the beneficial owner of more than 5% of our outstanding capital stock.
PARTICIPATION IN FOLLOW-ON PUBLIC OFFERING
In February 2022, we entered into an underwriting agreement (“Underwriting Agreement”) with J.P. Morgan Securities LLC, Cowen and Company, LLC and Evercore Group L.L.C., as representatives of the several underwriters, relating to a follow-on underwritten public offering of shares of our Class A common stock (“Follow-on Offering”). Pursuant to the Underwriting Agreement, we sold an aggregate of 5,742,026 shares of our Class A common stock to the underwriters, including 748,959 shares of Class A common stock that we sold pursuant to the exercise in full by the underwriters of their option to purchase additional shares in connection with the Follow-on Offering, at a price to the public of $15.00 per share. Our Follow-on Offering closed on February 14, 2022. Certain holders of more than 5% of our capital stock (including shares of Class A common stock acquired in the offering) purchased shares of our Class A common stock from the underwriters in the Follow-on Offering at the offering price of the shares to the public.

The following table sets forth the number of shares of our Class A common stock purchased and the aggregate cash purchase price paid by each of these stockholders.
Name	Shares of Class A Common Stock Purchased	Aggregate Cash Purchase Price
RA Capital Healthcare Fund, L.P.(1)	2,000,000	$30,000,000
Fidelity Management & Research Company LLC(2)	748,000	$11,220,000
Longitude Venture Partners IV, L.P.(3)	333,333	$4,999,995
Sofinnova Venture Partners X, L.P.(4)	266,666	$3,999,990
Citadel Multi-Strategy Equities Master Fund Ltd.(5)	180,000	$2,700,000
Citadel Advisors LLC(6)	100,000	$1,500,000
(1)	RA Capital Healthcare Fund, L.P. is the beneficial owner of more than 5% of our outstanding capital stock.
(2)	Entities affiliated with Fidelity Management & Research Company LLC collectively beneficially own more than 5% of our outstanding capital stock.
(3)	Patrick Enright is a managing member of Longitude Capital Partners IV, LLC, the general partner of Longitude Venture Partners IV, L.P. and a member of our Board.
(4)	Maha Katabi, Ph.D., is a general partner at Sofinnova Venture Partners X, L.P. and a member of our Board.
(5)	Citadel Multi-Strategy Equities Master Fund Ltd. is the beneficial owner of more than 5% of our outstanding capital stock.
(6)	Citadel Advisors LLC is an affiliate of Citadel Multi-Strategy Equities Master Fund Ltd., the beneficial owner of more than 5% of our outstanding capital stock.
POLICIES AND PROCEDURES FOR TRANSACTIONS WITH RELATED PERSONS
We maintain a written policy that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common stock and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related person transaction with us without the approval or ratification of our Board or our Audit Committee. Any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of any class of our common stock, or any member of the immediate family of any of the foregoing persons, in which the amount involved exceeds $120,000 (or, if less, 1% of the average of our total assets in a fiscal year) and such person would have a direct or indirect interest, must be presented to the Board or our Audit Committee for review, consideration and approval. In approving or rejecting any such proposal, the Board or our Audit Committee is to consider the material facts of the transaction, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are Company stockholders will be “householding” the Company’s proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or the Company. Direct your written request to Vera Therapeutics, Inc.’s Secretary at 8000 Marina Boulevard, Suite 120 Brisbane, California 94005 and we will promptly deliver the requested material. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
By Order of the Board of Directors

Marshall Fordyce President and Chief Executive Officer April 14, 2022
A copy of the Annual Report is available without charge upon written request to: 8000 Marina Boulevard, Suite 120, Brisbane, California 94005, Attention: Corporate Secretary.

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** **or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on May 23, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on May 23, 2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D79611-P71213

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

VERA THERAPEUTICS, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Marshall Fordyce, M.D.
02) Beth Seidenberg, M.D.
03) Kimball Hall

The Board of Directors recommends you vote FOR the following proposal:

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement is available at www.proxyvote.com.

D79612-P71213

VERA THERAPEUTICS, INC.
Annual Meeting of Stockholders
May 24, 2022 10:30 AM (Pacific Time)
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Marshall Fordyce, M.D., and Sean Grant, and each of them, with full power of substitution and power to act alone, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the reverse side, all of the shares of Class A Common Stock of Vera Therapeutics, Inc. which the undersigned is entitled to vote, and, in their best judgment, to vote upon such other business as may properly come before the Annual Meeting of Stockholders to be held May 24, 2022, and at any adjournments or postponements thereof, with all powers which the undersigned would possess if present at the meeting. The undersigned hereby acknowledges receipt of the Proxy Statement for the Annual Meeting of Stockholders.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side